UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Tompkins Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑  No fee required.
☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14(a)-6(i)(1) and 0 11

March 28, 2022

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

OF TOMPKINS FINANCIAL CORPORATION

The Annual Meeting of Shareholders (the “Annual Meeting”) of Tompkins Financial Corporation (the “Company”) will be held on Tuesday, May 10, 2022, for the following purposes:

1.	To elect thirteen (13) directors for a term of one year expiring in 2023;

2.	To conduct an advisory vote to approve, on a non-binding basis, the compensation paid to the Company’s named executive officers;

3.	To ratify the appointment of the independent registered public accounting firm, KPMG LLP, as the Company’s independent auditor for the fiscal year ending December 31, 2022; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Our Annual Meeting will be held both in person and in a virtual format. We encourage all of our shareholders to participate in the meeting. Shareholders participating remotely via the webcast will be offered the opportunity to vote, make comments or ask questions electronically. Instructions for how to participate virtually are posted at www.virtualshareholdermeeting.com/TMP2022. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call 844-986-0822 (US) or 303-562-9302 (International) to speak with a representative from Broadridge Financial Solutions, the vendor who is providing technical support for the virtual meeting. You will need the control number printed on your proxy or notice card in order to authenticate yourself as a shareholder and gain access to the meeting if you choose to participate remotely. However, you may attend the meeting in-person.  If you prefer to attend the Annual Meeting in person, you must register your planned in-person attendance with us at least five (5) business days prior to the meeting, by writing to Cynthia M. Manuele, Corporate Counsel & Deputy Corporate Secretary, Tompkins Financial Corp., PO Box 460, Ithaca, NY 14851 or by email at cmanuele@tompkinsfinancial.com.  Pre-registration, as well as matching picture identification, is necessary to gain entrance to the secure area of our headquarters building where the meeting will be held.  The in-person meeting will be held at 5:30 p.m. on Tuesday, May 10, 2022, at the Tompkins Financial Headquarters Building, 118 E. Seneca Street, Ithaca, NY 14850.  Parking is generally available on-street, or at the public garages on Seneca Street and Cayuga Street.  The parking spaces under the building will be reserved for those requiring accessible parking with a valid plate or placard.  The meeting will focus largely on the business items described in the Proxy Statement, in comparison to our broader meeting format in prior years.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain shareholders over the Internet. We believe furnishing proxy materials to our shareholders over the Internet allows us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such proxy materials contained in the Notice of Internet Availability and summarized in the proxy statement.

The Company’s Board of Directors (the “Board”) has fixed the close of business on March 14, 2022 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” each of the director nominees named in the enclosed proxy statement, “FOR” advisory approval of the compensation paid to the Company’s named executive officers, and “FOR” ratification of the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2022. Your vote is important regardless of the number of shares you own. It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Accordingly, after reading the accompanying proxy statement, please promptly submit your proxy by telephone, Internet or mail as described in the proxy statement. Submitting your proxy by telephone, Internet or mail does not deprive you of the right to attend or vote at the Annual Meeting or to vote your shares in the manner described in the accompanying proxy statement.

By Order of the Board of Directors,

Thomas R. Rochon Chair	Cynthia M. Manuele Deputy Corporate Secretary

TOMPKINS FINANCIAL CORPORATION, P.O. BOX 460, ITHACA, NEW YORK 14851 (607) 273-3210

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD MAY 10, 2022

This Proxy statement, the Company’s Annual Report on Form 10-K, and the Company’s Corporate Report to shareholders are available under the “SEC Filings” tab at www.tompkinsfinancial.com.

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 10, 2022

We are providing this proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Tompkins Financial Corporation (“Tompkins” or the “Company”) for use at the Annual Meeting of Shareholders, to be held on Tuesday, May 10, 2022 at 5:30 p.m. Eastern Daylight Saving Time (the “Annual Meeting”) at the Company’s headquarters, 118 East Seneca Street, Ithaca, New York. The Annual Meeting will be held both in-person and in a virtual format, which is accessible at www.virtualshareholdermeeting.com/TMP2022. Pre-registration is required for in-person attendance, per instructions on the Notice of Annual Meeting. This Proxy Statement summarizes the information that you will need in order to vote. We first made this Proxy Statement available to shareholders on March 28, 2022. Instructions for how to attend the Annual Meeting virtually are posted at www.virtualshareholdermeeting.com/TMP2022. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call 844-986-0822 (US) or 303-562-9302 (International) to speak with a representative from Broadridge Financial Solutions, the vendor who is providing technical support for the virtual meeting. You will need the control number printed on your Notice of Internet Availability or proxy card in order to authenticate yourself as a shareholder and gain access to the Annual Meeting.

Availability of Proxy Materials

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnished our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement, Tompkins’ 2022 Corporate Report, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, by sending a notice of internet availability of proxy materials (the “Notice of Internet Availability”) and providing access to such documents over the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them. Shareholders of record who prefer to receive a paper or e-mail copy of our proxy materials must follow the instructions below or as provided in the Notice of Internet Availability for requesting such materials. The Notice of Internet Availability only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice of Internet Availability and returning it.

To view ONLINE: visit www.ProxyVote.com 24 hours a day, seven days a week, through the conclusion of the Annual Meeting. You will need your Notice of Internet Availability with your control number in order to log in and view the proxy materials.

To receive a PAPER or E-MAIL copy: you MUST REQUEST a paper or e-mail copy of the proxy materials. There is NO charge to receive a paper or e-mail copy of the materials. Please choose one of the following methods for your request prior to April 26, 2022:

(1) By Internet:	www.ProxyVote.com You may request mailed proxy materials or sign-up for e-mail delivery by clicking on “Sign-up for E-Delivery.”
(2) By Telephone:	1-800-579-1639
(3) By E-Mail:

To request materials, please send an e-mail to sendmaterial@proxyvote.com and include your control number (available on your Notice of Internet Availability) in the subject line.

The body of the e-mail MUST include the following:

●         your preference to receive printed proxy materials via mail or e-mail, and

●         if you would like this election to apply to the delivery of materials for all future shareholder meetings.

Beneficial Owners

If your shares are held by a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares, and those shares are referred to as being held in “street name.” As the beneficial owner of those shares, you have the right to direct your broker, bank, or nominee how to vote your shares, and you should receive separate instructions from your broker, bank, or other holder of record describing how to vote your shares and access the proxy materials. You also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Voting

Only shareholders of record at the close of business on March 14, 2022 are entitled to receive notice of and to vote at the Annual Meeting. On March 14, 2022, there were 14,670,206 shares of the Company’s common stock, par value $0.10 per share (our “common stock”), outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Other than the common shares, there are no voting securities of Tompkins outstanding. There is no cumulative voting with respect to the election of directors.

Shareholders of record may vote their common shares through the following methods:

●	by traditional paper proxy card (by requesting a paper copy of our proxy materials or downloading and printing a proxy card via the Internet at www.ProxyVote.com;

●	via the Internet at www.ProxyVote.com;

●	by telephone at 1-800-690-6903; or

●	during the Annual Meeting at www.virtualshareholdermeeting.com/TMP2022.

The deadline for submitting voting instructions via the Internet or by telephone for shares held directly is 11:59 p.m., Eastern Daylight Saving Time, on May 9, 2022. For shares held in the Tompkins Financial Corporation 2019 Equity Incentive Plan (the “Plan”), the votes need to be cast by 6:00 a.m., Eastern Daylight Saving Time, on May 6, 2022. The last-dated proxy or voting instructions you submit (by any means) will supersede any previously submitted proxies and voting instructions.

Voting at the Annual Meeting. If you are a record shareholder and you attend the Annual Meeting, you may vote by completing an online ballot, which will be available at the Annual Meeting. Shares of common stock covered by a proxy that is properly executed and returned will be voted and, if the shareholder who executes such proxy specifies therein how such shares shall be voted on such proposals, the shares will be voted as so specified. Executed proxies with no instructions will be voted “FOR” each proposal for which no instruction is given. Other than the election of directors, the advisory vote to approve the compensation paid to the Company’s named executive officers, and the proposal to ratify the appointment of the independent registered public accounting firm, KPMG LLP, as our independent auditor for the fiscal year ending December 31, 2022, the Board is not aware of any other matters to be presented for shareholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the Board intends that the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on any such matters in accordance with the judgment of the person or persons acting under the proxy, to the extent permitted by applicable law.

Revocation of Proxy

Shareholders of record who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy at any time before it is actually exercised at the Annual Meeting by:

●	filing a written notice of revocation with the Corporate Secretary of Tompkins Financial Corporation at P.O. Box 460, Ithaca, New York 14851, which must be received prior to the Annual Meeting;

●	executing and returning a later-dated proxy card, which must be received prior to the Annual Meeting;

●	submitting a later vote via the Internet or telephone; or

●	attending the Annual Meeting and voting at the Annual Meeting (attendance at the Annual Meeting will not, by itself, revoke your proxy).

The last-dated proxy or voting instructions you submit (by any means) will supersede all previously-submitted proxies and voting instructions. If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must follow the instructions received from your nominee to change your vote.

Quorum

The presence, in person or by proxy, of the holders of at least a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting.

Vote Required and Board Recommendations

Proposal No. 1	Vote Required	Board of Directors Recommendation
Election of Directors	A plurality of votes cast by holders of common stock entitled to vote thereon	“FOR” all Director nominees named in the Proxy Statement
Proposal No. 2	Vote Required	Board of Directors Recommendation
Advisory Approval of the Compensation Paid to the Company’s Named Executive Officers	A majority of votes cast by the holders of common stock entitled to vote thereon	“FOR” advisory approval of the compensation paid to the Company’s Named Executive Officers
Proposal No. 3	Vote Required	Board of Directors Recommendation
Ratification of the appointment of the independent registered public accounting firm, KPMG LLP, as the Company’s independent auditor for the fiscal year ending December 31, 2022	A majority of votes cast by the holders of common stock entitled to vote thereon	“FOR” the ratification of the appointment of the independent registered public accounting firm, KPMG LLP, as the Company’s independent auditor for the fiscal year ending December 31, 2022

Abstentions and Broker Non-votes

At the Annual Meeting, abstentions, votes cast in person or by proxy and broker non-votes will each be counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that matter and has not received instructions from the beneficial owner. At the Annual Meeting, broker non-votes and abstentions will have no effect on the outcome of any of the Company’s proposals. Brokers, banks or other nominees will not have discretionary authority to vote on Proposal Nos. 1 or 2, but will have discretionary authority to vote on Proposal No. 3.

Solicitation of Proxies

The enclosed proxy is being solicited by the Board. The total cost of solicitation of proxies in connection with the Annual Meeting will be borne by the Company. In addition to solicitation by mail, our Directors, officers and employees may solicit proxies for the Annual Meeting personally or by telephone or electronic communication without additional remuneration. The Company will also provide brokers and other record owners holding shares in their names or in the names of nominees, in either case which are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, thirteen (13) directors will be elected for a one-year term expiring at the 2023 Annual Meeting, and with respect to each director, until their successor is elected and qualified. All of the director nominees—John E. Alexander, Paul J. Battaglia, Daniel J. Fessenden, James W. Fulmer, Patricia A. Johnson, Frank C. Milewski, Ita M. Rahilly, Thomas R. Rochon, Stephen S. Romaine, Michael H. Spain, Jennifer R. Tegan, Alfred J. Weber and Craig Yunker—currently are serving as Directors. Their terms expire in 2022, and each is standing for re-election at the Annual Meeting. Each director was identified and nominated by the Nominating and Corporate Governance Committee for election at the Annual Meeting. The 13 nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected to the Board. The persons named in the proxy to cast votes represented by proxies at the Annual Meeting are Francis M. Fetsko and Cynthia M. Manuele. The proxies will vote as directed and, in the absence of instructions, will vote the shares represented by properly-executed proxies in favor of the election of nominees named below.

In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who may be designated by the Board, upon recommendation of the Nominating and Corporate Governance Committee, to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

Vote Required and Recommendation

Shareholders may vote “for” all director nominees as a group, may “withhold” authority to vote for all director nominees as a group, or may withhold authority to vote only for specified Director nominees. A plurality of votes cast by holders of shares of common stock entitled to vote thereon is required to elect the nominees. Under a plurality vote standard, the nominees who receive the highest number of votes “for” their election will be elected. Votes to “withhold” in an uncontested election will have no effect on the outcome of the vote on Proposal No. 1. Broker non-votes will not constitute or be counted as votes cast for purposes of this Proposal, and therefore will have no impact on the outcome of this Proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES. SHARES OF COMMON STOCK COVERED BY EXECUTED PROXIES RECEIVED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW UNLESS THE SHAREHOLDER SPECIFIES A DIFFERENT CHOICE.

The following table sets forth each director nominee, all of whom are existing directors and includes such person’s name, age, and whether he or she has been determined to be an independent director. Biographies of the director nominees follow the table. Each director was elected for a one-year term expiring at the 2022 Annual Meeting. The nominees identified below as “independent” are referred to in this Proxy Statement as the “Independent Directors.”

	John E. Alexander	Paul J. Battaglia	Daniel J. Fessenden	James W. Fulmer	Patricia A. Johnson	Frank C. Milewski	Ita M. Rahilly	Thomas R. Rochon	Stephen S. Romaine	Michael H. Spain	Jennifer R. Tegan	Alfred J. Weber	Craig Yunker
Demographic Background (1)
Independence	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	No	No	Yes	Yes	Yes
Years on Board	29	12	13	22	16	10	2	13	15	22	3	10	22
Age	69	70	56	70	66	71	60	69	57	64	51	69	71
Gender
Male	X	X	X	X		X		X	X	X		X	X
Female					X		X				X
Race/Ethnicity
Black/African American					X
Caucasian/White	X	X	X	X		X	X	X	X	X	X	X	X

(1)	Independence has been affirmatively determined by the Board in accordance with Section 803A of NYSE American Company Guide. Age and Years on Board has been calculated as of the date of this Proxy Statement, with years of board service rounded up to date of Annual Meeting.

Director Qualifications, including Director Nominees

The following paragraphs provide information as of the date of this Proxy Statement regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that they should serve as a director. The information presented includes information each director has given us about positions they hold, their principal occupation and business experience for the past five years, certain non-profit boards on which they serve, and the names of other publicly-held companies of which they currently serve as a director or have served as a director during the past five years.

John E. Alexander has served as a director of the Company since 1995. He served as a director of Tompkins Trust Company from 1993 through its consolidation with the Company’s other wholly-owned banks on January 1, 2022. Effective January 2022, Mr. Alexander began serving as a director of Tompkins Community Bank (or “TCB”), the resulting bank following the bank charter consolidation. Effective January 2022, Mr. Alexander also serves on TCB’s Community Bank Board for Central New York. Mr. Alexander was a principal shareholder and served as President and Chief Executive Officer of The CBORD Group, Inc., a computer software company which Mr. Alexander founded in 1975, until July 2004. Mr. Alexander is a director emeritus of many local not-for-profit, community organizations and institutions of higher education, and has been a founding partner or member of several entrepreneurial firms following his retirement in 2004. We believe Mr. Alexander’s qualifications to sit on our Board include his executive leadership and management experience, as well as the financial expertise he has brought to bear during more than two decades of board service with our organization.

Paul J. Battaglia has served as a director of the Company since 2010 and was a director of TFA Management, Inc. f/k/a AM&M Financial Services, Inc. from April-December 2010. He served as a Director for the Bank of Castile from January 2011 through its consolidation with TCB on January 1, 2022, and now serves as a Director for Tompkins Community Bank (effective January 2022). He became Chair of the Audit/Examining Committee in May 2011. In 2015 he was appointed to the Board of Directors of TFA Management, Inc. and to the Corporate Credit Oversight Committee of the Company’s Board of Directors. Effective January 2022, Mr. Battaglia also serves on TCB’s Community Bank Board for Western New York. Until his retirement in 2018, Mr. Battaglia served as a Managing Director of Freed Maxick CPAs, P.C., a 300-person “Top 100” public accounting firm headquartered in Western New York. As a Managing Director, Mr. Battaglia managed the operations of the firm’s Batavia office in addition to providing consulting services to clients on matters relating to mergers and acquisitions, design and implementation of financing plans, estate planning and business succession planning. He served on the firm’s Executive, Compensation, and Finance Committees, and was a Trustee for the firm’s retirement plan. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Battaglia currently provides consulting services in the areas of mergers and acquisitions, estate and succession planning, trust administration and financing to various clients. Mr. Battaglia has demonstrated significant involvement through years of service as a director for regional economic development organizations, and through service on the boards of many charitable and educational organizations. In 2021 he was appointed to serve on the Audit Committee for the City of Batavia. We believe Mr. Battaglia’s qualifications to serve on our Board include his 47 years of experience in public accounting dealing with financial and accounting matters for complex organizations. He has acquired a deep understanding of the Western New York business environment during his years of working with commercial clients in the region.

Daniel J. Fessenden has served as a director of the Company since 2009. He was a director of Tompkins Trust Company from January 2009 through its consolidation with TCB on January 1, 2022, and now serves as a Director for Tompkins Community Bank (effective January 2022). Mr. Fessenden has been a director of TFA Management, Inc. since 2011. Effective January 2022, Mr. Fessenden also serves on TCB’s Community Bank Board for Central New York. Mr. Fessenden served as a member of the New York State Assembly from 1993 to 1999. He has served as the Executive Director of the Fred L. Emerson Foundation, a family foundation located in Auburn, New York since January 2007. From 2004 to 2006 he served as the founding Executive Director of the Cornell Agriculture & Food Technology Park, Geneva, New York. Mr. Fessenden has been actively engaged with numerous business, civic and educational organizations throughout the Central New York region. We believe Mr. Fessenden’s qualifications to sit on our Board include his extensive experience in government and public service, his executive experience in the private sector, his active engagement with civic organizations, and his deep connections to the Central New York business community.

James W. Fulmer served as President of the Company from 2000 through 2006, has served as a director of the Company since 2000, and Vice Chair of the Company since January 1, 2007. Mr. Fulmer previously served as President and Chief Executive Officer of Letchworth Independent Bancshares Corporation from 1991 until its merger with the Company in 1999, as well as the President and Chief Executive Officer of the Bank of Castile from 1991 until his retirement on December 31, 2014. He serves as Chair of Tompkins Community Bank (effective January 2022), and served as the Chair of Tompkins Bank of Castile from 1991 through its consolidation with TCB on January 1, 2022. Effective January 2022, Mr. Fulmer also serves on TCB’s Community Bank Boards for Western New York and Pennsylvania. Mr. Fulmer also serves as Chair and Director of Tompkins Insurance Agencies, Inc. He served as a member of the Board of Directors of the Federal Home Loan

Bank of New York from January 2007 to December 2017. Mr. Fulmer actively serves as a director of several prominent Western New York Community and cultural organizations. We believe Mr. Fulmer’s qualifications to sit on our Board of Directors include his nearly 40 years of experience in the banking industry, including service as our Vice Chair, and as the former President and Chief Executive Officer of Tompkins Bank of Castile.

Patricia A. Johnson has served as a director of the Company since 2006. Ms. Johnson served as a director of Tompkins Trust Company from 2002 to 2014, and served as a director of Tompkins VIST Bank from April 2014 through its consolidation with TCB on January 1, 2022. She now serves as a Director for Tompkins Community Bank (effective January 2022), and also serves on TCB’s Community Bank Board for Pennsylvania. In January 2014, Ms. Johnson became the Vice President for Finance and Administration with Lehigh University in Bethlehem, PA. She had previously been with Cornell University, starting as the Assistant Treasurer in 1995, and later serving as Associate Vice President & Treasurer. Ms. Johnson has served on the boards of several regional economic development/workforce training organizations, and she has demonstrated civic leadership through her service on the boards of many local charitable or educational institutions. We believe Ms. Johnson’s qualifications to sit on our Board include her accounting expertise and her ability to understand and evaluate the Company’s complex financial operations.

Frank C. Milewski has served as a director of the Company since 2012, when he was appointed by the Board to fill a vacancy following the Company’s acquisition of VIST Financial Corporation (“VIST”). Mr. Milewski served as Vice Chair of the Board of VIST from 2007 to 2012, where he served as a director from 2002 until its acquisition by the Company. Mr. Milewski served as a director of Merchants Bank from 1985 until VIST acquired Merchants in 1999, and served as a Director of Tompkins VIST Bank from 1999 through its consolidation with TCB on January 1, 2022. Effective January 2022, Mr. Milewski now serves as a Director for Tompkins Community Bank, and he serves on TCB’s Community Bank Board for Pennsylvania. From December 2015 until his retirement in January 2017, Mr. Milewski served as a Regional Vice President of Molina Health Care (NYSE: MOH) which provides and manages government-sponsored social services. Formerly, he was the Regional President of Providence Service Corporation, prior to its acquisition by Molina, and was the founder, President and Chief Executive Officer of The ReDCo Group prior to its acquisition by Providence Service Corporation in 2004. Mr. Milewski is involved with many economic development and civic organizations in the Schuylkill County region. We believe Mr. Milewski’s qualifications to sit on our Board include his executive experience in a leadership position with a publicly-traded company, his prior service on VIST’s Audit/Examining Committee and the Tompkins VIST Bank Board of Directors, and his community involvement.

Ita M. Rahilly has served as a director of the Company since 2020. She served as a director of Tompkins Mahopac Bank from 2018 through its consolidation with TCB on January 1, 2022. Effective January 2022, Ms. Rahilly now serves as a Director for Tompkins Community Bank, and she serves on TCB’s Community Bank Board for the Hudson Valley. She is the owner of Ita M. Rahilly CPA PC, and has been a Partner with the firm of RBT CPAs, LLP in Newburgh, NY since January 1, 2005, where she is the Partner in charge of the firm’s tax division, assisting closely-held businesses and their shareholders and high net worth individuals in achieving their goals. Ms. Rahilly is an Accredited Estate Planner, a member of the Governing Council of the American Institute of Certified Public Accountants (AICPA), a past President of the New York State Society of Certified Public Accountants (NYSSCPA), a member of the National Association of Estate Planners and Councils (NAEPC), and a member of the Hudson Valley Estate Planning Council. She is also a member of The Moynihan Scholarship Fund, Inc. Board of Trustees. Ms. Rahilly is highly regarded by clients and peers and widely recognized for her expertise in estates, trusts and succession planning, corporate, partnerships, international taxation, and non-profit information reporting. We believe Ms. Rahilly’s qualifications to sit on our Board include her 37 years of extensive public accounting experience dealing with financial and accounting matters for complex organizations. She has acquired a deep understanding of the Hudson Valley business environment during her years of working with commercial clients in the region.

Thomas R. Rochon has served as a director of the Company since 2009, and was elected Chair of the Board in May 2014. He served as a director of Tompkins Mahopac Bank from July 2017 through its consolidation with TCB on January 1, 2022, and he served as a director of Tompkins Trust Company from January 2009 to June 2017. Effective January 2022, Mr. Rochon now serves as a Director for Tompkins Community Bank, and he serves on TCB’s Community Bank Board for the Hudson Valley. In July 2017, Dr. Rochon joined the Educational Records Bureau (ERB), a not-for-profit educational testing and assessment company based in New York. He was named President of ERB in December 2017. From July 2008 through June 2017, Dr. Rochon served as President of Ithaca College. He has served on the boards of a number of organizations related to higher education and community service, and is actively involved with several local charitable and community service organizations. We believe Dr. Rochon’s qualifications to sit on our Board include his many years of management experience, including as President of ERB and as former President of Ithaca College, as well as an understanding of the challenges faced by organizations that operate in a heavily regulated sector.

Stephen S. Romaine has served as a director of the Company since 2007. Mr. Romaine was appointed President and

Chief Executive Officer of the Company effective January 1, 2007. He had served as President and Chief Executive Officer of Tompkins Mahopac Bank from January 1, 2003 through December 31, 2006. Prior to this appointment, Mr. Romaine was Executive Vice President, Chief Financial Officer of Mahopac National Bank. In addition to the Company Board, Mr. Romaine serves on the TCB Board, and on TCB’s Community Bank Boards in each of its local markets. Mr. Romaine currently chairs TCB’s Community Bank Board for Central New York. Mr. Romaine currently serves on the Board of the Federal Home Loan Bank of New York, as well as the New York Bankers Association, where he served as Chair from March 2016 through March 2017. His recent civic involvement includes service as a member of the boards of local historical and educational institutions. We believe Mr. Romaine’s qualifications to sit on our Board include his more than 30 years as an executive in the financial services industry, including his current position as President and Chief Executive Officer of the Company.

Michael H. Spain has served as a director of the Company since 2000. Mr. Spain served as a director of Tompkins Mahopac Bank from 1992 through its consolidation with TCB on January 1, 2022. Effective January 2022, Mr. Spain now serves as a Director for Tompkins Community Bank. He began serving as the Chair of the Board of Directors of Tompkins Mahopac Bank in June 2017, and now chairs the TCB Community Bank Board for Hudson Valley (effective January 2022). Mr. Spain serves as Executive Vice President of Brown & Brown of New York, Inc., d/b/a the Spain Agency, an insurance agency located in Mahopac, New York. Mr. Spain served as President of the Spain Agency from 1989 until 2015 when it became wholly owned by Brown & Brown, Inc. Mr. Spain also holds leadership positions with several privately-held real estate development companies and is involved with many charitable organizations in the Hudson Valley. We believe Mr. Spain’s qualifications to sit on our Board include his more than 20 years of service as a Tompkins Mahopac Bank Director, and his extensive executive experience in the financial services industry.

Jennifer R. Tegan has served as a director of the Company since 2019. Ms. Tegan served as a director of Tompkins Trust Company from 2016 through its consolidation with TCB on January 1, 2022. Effective January 2022, Ms. Tegan now serves as a Director for Tompkins Community Bank, and she serves on TCB’s Community Bank Board for Central New York. She is Managing Director of NY Ventures, Division of Small Business and Technology Development of Empire State Development, where she is charged with leading investments in high growth start-up businesses across the state of New York. From 2002-2020 she worked with Cayuga Venture Fund (CVF) located in Ithaca, NY, supporting and financing entrepreneurs in technology-based companies across a broad spectrum of industries. Ms. Tegan has served on the boards of several privately-owned companies as well as the board of the National Venture Capital Association. Ms. Tegan is past President and current Executive Committee Member of the Upstate Capital Association of NY Board, a membership trade organization whose mission is to increase access to capital for entrepreneurs and companies in upstate New York. Ms. Tegan’s civic commitments include service on the board of directors of the Elizabeth Ann Clune Montessori School of Ithaca, as well as board service for non-profit organizations which support regional economic growth and capital access for regional entrepreneurs. We believe Ms. Tegan’s qualifications to sit on our Board include her extensive experience fostering the development of early-stage businesses in our local market, the banking industry knowledge she has acquired through her service as a director of Tompkins Trust Company, and her demonstrated commitment to local, regional and state economic development, and other civic engagement in the Tompkins County region.

Alfred J. Weber has served as a director of the Company since August 2012 and as Chair of the Board of VIST Financial Corporation from 2005 to 2012, where he served as a director from 1995 until its acquisition by the Company in August 2012. He was a director of Tompkins VIST Bank, where he also served as Chair, from 2005 through its consolidation with TCB on January 1, 2022. Effective January 2022, Mr. Weber now serves as a Director for Tompkins Community Bank, and he serves on TCB’s Community Bank Board for Pennsylvania, for which he is Chair. Mr. Weber is President of Tweed-Weber, Inc., a management consulting firm. He has been in the consulting industry since 1974, and the president of his own business since 1984. The fundamental focus of his work is to help clients build and implement strategies to gain and sustain competitive advantage in their marketplace. Mr. Weber has worked with hundreds of businesses, not-for-profit organizations, health and home care agencies, and associations across the country. He currently serves on several community development boards in the Berks County, Pennsylvania region, and serves on the board of directors of three privately-held companies in the manufacturing/retail industries. We believe Mr. Weber’s qualifications to sit on our Board include his experience in leading change initiatives and his expertise in the area of strategic planning.

Craig Yunker has served as a director of the Company since 2000. He served as a director of Tompkins Bank of Castile from 1991 through its consolidation with TCB on January 1, 2022. Effective January 2022, Mr. Yunker now serves as a Director for Tompkins Community Bank, and he serves on TCB’s Community Bank Board for Western New York. He has been the Managing Partner of the following farming companies: CY Farms, LLC since 1976 and CY Properties, LLC; CY Heifer Farm, LLC; and Batavia Turf, LLC since 1998. He is closely involved with the Western and Central New York business community, and currently serves in leadership roles on both state and national agricultural organizations. Mr. Yunker is a director on local boards committed to economic development and manufacturing in Western New York, and he also serves on the board of a privately-held local manufacturing company. We believe Mr. Yunker’s qualifications to sit on our Board include his extensive executive experience, particularly in the agribusiness sector, his corporate strategy acumen, and over 20 years of service.

The names and ages of the Company’s executive officers, including the named executive officers identified in the Summary Compensation Table in this Proxy Statement, their positions and offices held with the Company, their term of office and experience are set forth in Part I of the Company’s Annual Report on Form 10-K for the Company’s 2021 fiscal year, a copy of which is enclosed with this Proxy Statement.

MATTERS RELATING TO THE BOARD OF DIRECTORS

During fiscal 2021, the Board held four regular meetings, one informational meeting and two strategic planning meetings. As a matter of practice, the Independent Directors met in executive session at the end of each regular meeting for a total of four such sessions during 2021. During this period all of the directors attended more than 75% of the aggregate of the total number of meetings of the Board held during the periods that they served and the total number of meetings held by all committees of the Board on which each such director served during the period that they served.

The Board currently maintains and appoints the members of the following six standing committees: Executive, Compensation, Audit/Examining, Nominating and Corporate Governance, Qualified Plans Investment Review, and Corporate Credit Oversight.

Board of Directors: Committee Membership

Director	Executive	Compensation	Audit/ Examining	Nominating/Corporate Governance	Qualified Plans Inv. Review	Corporate Credit Oversight
John E. Alexander	—	—	—	X	Chair	—
Paul J. Battaglia	X	—	Chair	—	—	X
Daniel J. Fessenden	X	—	—	Chair	—	—
James W. Fulmer	X	—	X	—	—	Chair
Patricia A. Johnson	—	X	—	—	—	—
Frank C. Milewski	—	—	X	—	—	X
Ita M. Rahilly	—	—	X	—	—	—
Thomas R. Rochon	Chair	X	—	X	—	—
Stephen S. Romaine	X	—	—	—	X	X
Michael H. Spain	—	—	—	—	X	—
Jennifer R. Tegan	—	—	—	—	—	X
Alfred J. Weber	—	X	—	—	—	—
Craig Yunker	X	Chair	—	X	—	—

Executive Committee. The Board has adopted a written charter for the Executive Committee. A copy of the Executive Committee’s charter is posted in the “About Us - Corporate Governance” section of the Company’s website (www.tompkinsfinancial.com). The Executive Committee did not meet during fiscal 2021. The Executive Committee acts, as necessary, on behalf of the Board pursuant to the Company’s Second Amended and Restated Bylaws (the “Bylaws”).

Compensation Committee. The Board has adopted a written charter for the Compensation Committee (as used in this paragraph, the “Committee”). A copy of the Committee’s charter is posted in the “About Us - Corporate Governance” section of the Company’s website (www.tompkinsfinancial.com). The Committee met five times during fiscal 2021. The Committee reviews executive performance and approves, or recommends to the Independent Directors for approval, salaries and other matters relating to executive compensation, except that the compensation of the Chief Executive Officer is determined by the Independent Directors upon recommendation by the Committee. It also administers the Company’s equity incentive plans, including reviewing and granting equity incentive awards to executive officers and other employees. The Committee also reviews and approves various other compensation policies and matters, and is responsible for ensuring that executive officers are compensated effectively, appropriately, and in a manner consistent with the Company’s objectives. Please see the heading “Role of the Compensation Committee, Management, and Consultants” on page 18 for information about this Committee’s responsibilities and activities. Each of the members of this Committee is an “Independent Director” as defined in Section 803A of the NYSE American Company Guide, and also meets the heightened independence standards for compensation committee members set forth in NYSE American Rule 805(c).

Audit/Examining Committee. The Board has adopted a written charter for the Audit/Examining Committee (as used in this paragraph, the “Committee”). A copy of the Committee’s charter is posted in the “About Us - Corporate Governance”

section of the Company’s website (www.tompkinsfinancial.com). The Committee met ten times during fiscal 2021. This Committee assists the Board in its general oversight of accounting and financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors. The responsibilities and activities of the Committee are described in greater detail in the “Report of the Audit/Examining Committee of the Board of Directors” included in this Proxy Statement. The Board has determined that Paul J. Battaglia, James W. Fulmer, Frank C. Milewski, and Ita M. Rahilly each qualify as an “Audit Committee Financial Expert” as defined in Item 407(d) of Regulation S-K and that each of the members of the Audit/Examining Committee is an “Independent Director” as defined in Section 803A of the NYSE American Company Guide, and also satisfies the heightened independence standards applicable to Audit Committee members of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee (as used in this paragraph, the “Committee”). A copy of the Committee’s charter is posted in the “About Us - Corporate Governance” section of the Company’s website (www.tompkinsfinancial.com). The Committee met four times during fiscal 2021. This Committee is responsible for assisting the Board in developing corporate governance policies and practices that comply with applicable laws and regulations, including NYSE American listing standards and corporate governance requirements. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending qualified candidates for election to the Board.

Director Qualifications. To be considered for nomination to the Board, each candidate must possess the following minimum qualifications and attributes: high personal values, judgment and integrity; an ability to understand the regulatory and policy environment in which the Company conducts its business; a demonstrated, significant engagement in one of the market areas served by the Company, based on one or more of the following within such market area—professional/business relationships, residence, and involvement with civic, cultural or charitable organizations; and experience which demonstrates an ability to deal with the key business, financial and management challenges that face financial service companies. The Company believes that such connections with one of the Company’s local communities foster ties between the Company and that community, and also allow the director to better understand the banking and financial services needs of its local stakeholders. The Nominating and Corporate Governance Committee will consider the director’s independence, qualifications and contributions and the continued need for our board to reflect a diversity of personal backgrounds and professional experience, and will balance the value brought by longer-tenured directors with the benefits of periodic refreshment of directors.

While individual experiences and qualifications serve as a baseline for consideration, the Company recognizes that the Board governs as a whole, and not as a collection of individuals. The effectiveness of the Board is not a function of the individual attributes of its members; rather, it depends on the overall chemistry of the Board. Therefore, the Nominating and Corporate Governance Committee assesses whether a particular candidate will be able to function within this broader context by evaluating their: ability to understand, and willingness to engage, the issues presented to the Board; ability to exercise prudence and judgment, but also decisiveness; and ability to effectively communicate their ideas to the other members of the Board. In the case of incumbent Directors, these assessments are made based on past experience with a particular Director and, in the case of first-time nominees, these issues are explored during the interview and vetting process described below.

Identification of Candidates & Nomination Process. At least annually, and typically on a more frequent basis, the Committee engages in a discussion to identify candidates who fulfill the criteria described above, under the heading “Director Qualifications.” The Nominating and Corporate Governance Committee will evaluate candidates who are identified by shareholders, by other members of the Board, and occasionally by members of the Company’s leadership team, which is comprised of the Company’s executive officers. To be considered, shareholder recommendations of director candidates must be received by the Chair of the Nominating and Corporate Governance Committee, Tompkins Financial Corporation, P.O. Box 460, Ithaca, NY 14851, no later than December 1st of the year preceding the annual meeting at which such candidate is proposed to be nominated. The recommendations should include the name, address, and supporting information as to why the candidate should be considered by the Committee. The same procedures are used to evaluate all candidates, regardless of the source of the recommendation.

Tompkins values the benefits that diversity can bring to its Board. A diverse board reflects a variety of important perspectives in the boardroom, ultimately resulting in more informed decision-making. Accordingly, in identifying potential nominees, the Nominating and Corporate Governance Committee also considers whether a particular candidate adds to the overall diversity of the Board. The Committee seeks nominees with a broad diversity of experience, professions and perspectives, including diversity with respect to race, gender, geography, and areas of expertise. The Committee ensures that women and minority candidates are included in the candidate pool from which director nominees are selected, and it employs a variety of strategies to help develop a diverse candidate pool. First, the Committee strongly encourages all of our directors to identify qualified women and minority candidates for service on our Board. The Committee also recognizes the importance of recruiting candidates beyond the traditional corporate/banking arena, and for example, recruits qualified candidates who work in academic institutions or non-profit organizations, in addition to candidates with traditional “corporate” backgrounds. At least annually, the Committee monitors the composition of the Board to ensure it reflects a broad diversity of experience, professions, and perspectives, including diversity with respect to race, gender, geography, and areas of expertise. While not encapsulated in a written policy, the Committee and the Board stand behind these commitments to diversity practices and monitoring. Of our thirteen (13) current directors, all of whom are standing for re-election at the 2022 Annual Meeting, three identify as women and one identifies as a person of color.

Once the Nominating and Corporate Governance Committee has determined its interest in a potential nominee, it begins discussions with them as to their willingness to serve on the Board and one of the Company’s local market boards and, for first-time nominees, an interview will be conducted. If the nominee is an incumbent Director, the Committee will consider prior Board performance and contributions as described above; in the case of a first-time nominee, the Committee will evaluate its discussions with the candidate, and the Committee may also seek to verify its preliminary assessment of the candidate by discussing their particular attributes with other appropriate parties who have had prior professional experiences with them. At the conclusion of this process, the Committee will recommend qualified candidates that best meet the Company’s needs to the full Board, which then selects candidates to be nominated for election at the next annual meeting of shareholders. The Committee uses the same process for evaluating all candidates, whether recommended by shareholders, Directors or management. The Company expects all Board members to own at least 2,000 shares of the Company’s common stock, which shares may be accumulated over a period of three years following a Director’s initial election to the Board. Shares held in a rabbi trust as deferred stock compensation for a given Director, are included in this calculation.

Qualified Plans Investment Review Committee. The Board has adopted a written charter for the Qualified Plans Investment Review Committee (as used in this paragraph, the “Committee”). This Committee met two times during fiscal 2021, and it is responsible for reviewing and setting the investment goals and objectives of the Tompkins Financial Corporation Retirement Plan, monitoring the performance of the third-party investment manager engaged to invest plan assets, and overseeing changes to plan holdings. This Committee also serves in a fiduciary capacity for the Company’s 401(k) retirement plan, which duties include, but are not limited to: investment fund selection; establishing investment policy objectives; benchmarking and evaluating the reasonableness of fund fees, overall plan expenses, revenue-sharing arrangements, and performance of the investment funds and the third-party administrator.

Corporate Credit Oversight Committee. The Board has adopted a written charter for the Corporate Credit Oversight Committee (as used in this paragraph, the “Committee”). This Committee met nine times in fiscal 2021, and is charged with the general oversight of the commercial, consumer and residential lending mortgage portfolios across the affiliates of the Company. In addition, the Committee is asked to approve larger commercial relationships in excess of $25 million in borrowings.

Director Compensation

It is the general policy of the Board that employee directors are not paid for their service on the Board beyond their regular employee compensation. The following table sets forth the compensation paid to the Company’s non-employee directors for their service during 2021:

2021 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
	($)	($)	($)	($)
Alexander	—	58,300	—	58,300
Battaglia	85,700	—	—	85,700
Fessenden	46,000	27,200	—	73,200
Fulmer	80,400	—	—	80,400
Johnson	53,500	—	—	53,500
Milewski	71,691	—	—	71,691
Rahilly	62,100	—	—	62,100
Rochon	40,133	80,267	—	120,400
Spain	30,400	30,000	—	60,400
Tegan	—	60,500	—	60,500
Weber	22,400	34,300	—	56,700
Yunker	69,600	—	—	69,600

(1)	Amounts disclosed for certain Directors include cash compensation for service on subsidiary boards. For a more detailed discussion of such fees, see “Subsidiary Board Service Compensation” below.

(2)	The stock awards disclosed here reflect grant date fair value in accordance with ASC Topic 718, and were earned by the Directors and deferred under Tompkins’ Amended and Restated Plan for Eligible Directors of Tompkins Financial Corporation and Wholly-Owned Subsidiaries (the “Retainer Plan”). The stock awards under the Retainer Plan are discussed in more detail below under the heading “Timing and Manner of Payment of Director Compensation.” Dividends are reinvested pursuant to the Company’s Dividend Reinvestment and Stock Purchase and Sale Plan.

The Company paid non-employee directors annual fees as shown in the table below. The fees are paid in quarterly installments. Chair retainer fees are paid in lieu of the applicable committee retainer fees. These amounts are all included in the aggregate for each director in the table, “2021 Director Compensation,” above.

	Non-Employee Director	Chair Retainer Fee	Committee Retainer Fee
	($)	($)	($)
Annual Retainer	26,800
Audit/Examining Committee		21,400	10,700
Nominating and Corporate Governance Committee		10,700	7,500
Compensation Committee		10,700	7,500
Corporate Credit Oversight Committee		10,700	7,500
Qualified Plans Investment Committee		4,800	3,200

All non-employee directors’ fees paid for service on the Board were paid in cash or, if a valid election was made by the director prior to January 1, 2021, such Directors’ fees were deferred pursuant to (i) the Retainer Plan or (ii) pursuant to a Deferred Compensation Agreement.

In lieu of any retainer and/or committee fees (including the subsidiary board retainer fees described below), an annual retainer was paid in deferred stock to Thomas R. Rochon in 2021 for his service as Chair of the Board, as well as his service on the Board of Directors of our Mahopac Bank subsidiary, in the amount of $120,400, paid in quarterly installments of $30,100. For his service during 2021, in lieu of any committee fees (including the subsidiary board retainer fees described below), James W. Fulmer received $80,400 paid in quarterly installments of $20,100 for his service as Vice Chair of the Board and Chair of the Credit Oversight Committee, as well as his service on the Boards of our VIST Bank, Bank of Castile, and Tompkins Insurance Agencies subsidiaries, and on the Audit/Examining Committee.

The Nominating and Corporate Governance Committee recommends the amount and form of director compensation to the Company’s Board, and the Board reviews director compensation annually. In October 2020, the Board declined to increase director compensation in recognition of the economic uncertainty brought on by the COVID-19 pandemic.

Subsidiary Board and Committee Service Compensation

With the exception of Thomas R. Rochon and James W. Fulmer, who are paid the annual retainers described above, non-employee members of the Board who also sit on our subsidiary boards receive the following annual fees in quarterly installments. These amounts are all included in the aggregate for each director in the table, “2021 Director Compensation,” above:

Tompkins Bank of Castile

Name	Bank Board Retainer	Bank Loan Committee Retainer
	($)	($)
Battaglia	19,200	5,400
Fulmer	—	—
Yunker	19,200	5,400

Tompkins Mahopac Bank

Name	Bank Board Retainer	Bank Board Chair Retainer	Bank Loan Committee Chair Retainer
	($)	($)	($)
Rahilly	19,200	__	5,400
Rochon	—	—	—
Spain	19,200	3,200	8,000

Tompkins Trust Company

Name	Bank Board Retainer	Bank Loan Committee Retainer	Bank Loan Committee Chair Retainer	Trust Committee Retainer
	($)	($)	($)	($)
Alexander	19,200	—	—	—
Battaglia	—	—	—	5,400
Fessenden	19,200	—	8,000	8,500
Tegan	19,200	5,400	—	—

Tompkins VIST Bank

Name	Bank Board Retainer	Bank Board Chair Retainer	Bank Loan Committee Retainer	Bank Loan Committee Chair Retainer
	($)	($)	($)	($)
Fulmer	—	—	—	—
Johnson	19,200	—	—	—
Milewski	19,200	—	2,700	4,791
Weber	19,200	3,200	—	—

Timing and Manner of Payment of Director Compensation

All retainer and other fees for service on the Company’s Board, as well as service on the Board of Directors of one or more of our subsidiaries, are payable quarterly, either in cash or, if a timely election is made by the director, in stock or deferred stock pursuant to the Retainer Plan. Non-employee directors may also elect to receive compensation in deferred cash pursuant to a Deferred Compensation Agreement. If a director elects to receive deferred stock compensation under the Retainer Plan, their fees are transferred to a Rabbi Trust. The trustee acquires shares of common stock pursuant to the Company’s Dividend Reinvestment and Stock Purchase and Sale Plan. A director has no rights in or to the shares of common stock held in the Rabbi Trust until distribution is made in accordance with the Retainer Plan. An aggregate of 6,919 shares of common stock were acquired by the Rabbi Trust under the Retainer Plan in 2021, representing Board and committee fees and retainers paid and expensed in 2021.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Guidelines”), which reflect many of the Company’s long-standing practices, in order to strengthen our commitment to corporate governance best practices. A copy of the Guidelines is posted in the “About Us - Corporate Governance” section of our website (www.tompkinsfinancial.com). The Guidelines summarize the Company’s corporate governance practices and procedures, and the following issues, in addition to others, are covered in the Guidelines: board size; director independence; chair independence; director retirement; director resignation following a change in job responsibility; director candidate identification and nomination; director common stock ownership; responsibilities of directors; meeting attendance; executive sessions of independent directors; board committees; succession planning and management evaluation; director education; failure to receive a majority of votes cast; board assessments and pledging/hedging policy. Under the Company’s pledging/hedging policy, as included in the Guidelines, Directors and executive officers (including their designees) are prohibited from, directly or indirectly, (1) pledging a significant number of the Company’s equity securities, or (2) hedging. “Hedging,” for purposes of the policy, includes engaging in any transaction, including the purchase of prepaid variable forward contracts, equity swaps, collars, exchange funds, put options and forward-sale contracts, which hedges or offsets, or which is designed to hedge or offset, any decrease in the market value of the Company’s equity securities (a) granted to such person as part of his or her compensation by the Company; or (b) held, directly or indirectly, by such person. Our Nominating and Corporate Governance Committee periodically reviews the Guidelines and, as necessary or appropriate, recommends changes to the Guidelines.

Board and Director Assessments

The Board, under the leadership of the Nominating and Corporate Governance Committee, conducts annual self-evaluations to determine whether the Board and its committees are functioning effectively and in the best interests of the Company and its shareholders. Through this process, the Board also assesses board composition by evaluating the qualifications, skills and experience of the directors on the Board. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. A summary of the results of the Board self-assessment and the individual self-assessments are reviewed by the Nominating and Corporate Governance Committee and the Board.

Shareholder Communications with Directors

Shareholders may communicate with the Board by writing to the following address: Board of Directors, Tompkins Financial Corporation, P.O. Box 460, Ithaca, New York 14851. All such communications from shareholders will be reviewed by the Chair of the Board or the Chair of the Nominating and Corporate Governance Committee, each of whom is an Independent Director, and, if they determine that a communication should be reviewed by the full Board it will be presented to the Board for review and consideration.

Policy Regarding Director Attendance at Annual Meetings; Annual Meeting Attendance

The Board strongly encourages the attendance of all directors at Annual Meetings of Shareholders. The Annual Meeting of Shareholders for fiscal 2020 was held on May 11, 2021 and all of the Company’s directors were in attendance.

Code of Ethics

The Board has adopted the Tompkins Financial Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officer, which applies to the Company’s Chief Executive Officer and Chief Financial Officer (who also serves as our principal accounting officer). A copy of the Code of Ethics is available in the “About Us - Corporate Governance” section of the Company’s website (www.tompkinsfinancial.com). The Company will post material amendments to or waivers from the Code of Ethics for the Chief Executive Officer and Senior Financial Officer at this location on its website.

Board Leadership Structure, Risk Oversight and Director Education

Presently, the roles of Chief Executive Officer and Chair of the Board are separate, as the Board feels this model offers advantages of including additional input and a range of prior experience within our leadership structure. However, no single leadership model is right for the Company at all times, and the Board does not have a policy that these roles will always be separate. The Board recognizes that other leadership models can be appropriate for the Company, given different circumstances.

The Board has an active role, both at the full Board and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding cybersecurity, asset quality, capital, securities portfolio, liquidity, operations and other matters, as well as the risks associated with each. The Compensation Committee oversees risks associated with compensation arrangements and the Audit/Examining Committee oversees management of cybersecurity and financial risks. The Board’s role in the risk oversight process has not directly impacted its leadership structure.

The Board is committed to ongoing director education. Our Nominating and Corporate Governance Committee maintains a list of pertinent topics, including topics on which our directors have specifically requested additional information, and a different topic is typically covered at each Board meeting. In addition, directors connect professional experiences and development or training opportunities from their full-time occupations, where relevant, to their work on the Board. These experiences are shared with fellow directors.

Oversight of Environmental, Social and Governance Matters

The Board’s Nominating and Corporate Governance Committee reviews and provides oversight with respect to the Company’s strategy and initiatives related to environmental, social and governance matters (“ESG”). The Committee remains informed of the key ESG paradigms, and provides updates to the Board regarding the Company’s ESG practices. The Company’s stated core values include, among other things, integrity, community impact, sustainable excellence, and a commitment to and from our employees. The Company is committed to conducting its business in a manner which aligns with our core values and which creates long-term value for our shareholders, communities, and Company. More information about our ESG practices can be found on our website (www.tompkinsfinancial.com/corporate-social-responsibility). Please note that information found on such website is not part of, nor incorporated by reference into, this Proxy Statement.

Risk and Influence on Compensation Programs

The Board’s Compensation Committee also considers risk and its influence on the Company’s compensation programs. This Committee reviews each compensation element individually and all compensation elements in the aggregate to ensure that the overall compensation program provides a balanced perspective that ultimately aligns pay with performance while also ensuring bonus / incentive programs do not motivate inappropriate risk-taking. Since the bonuses are discretionary, the Committee has the ability to reduce bonus amounts should it be determined that certain actions or practices by the executive officers are promoting unnecessary or excessive risk. Equity award levels and practices are set to foster shared interests between management and shareholders, but are not considered by the Committee to be at levels that would drive inappropriate behavior. In the Committee’s judgment, the compensation policies and practices of the Company do not give rise to material risks.

The Board has also adopted a “clawback” policy which provides for the recoupment of certain compensation paid to our executive officers in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws, as described in more detail under the heading “Compensation Forfeiture & Recovery” on page 23. In addition, the Tompkins Financial Corporation 2019 Equity Incentive Plan, which the shareholders approved at the 2019 Annual Meeting of Shareholders, allows the Compensation Committee to specify in any award agreement that the participant’s rights under an award are subject to alteration or reduction upon the occurrence of certain events, including, but not limited to, a breach of restrictive covenants or conduct that is detrimental to the business or reputation of the Company.

In addition, we are subject to guidance issued by our primary banking regulators designed to ensure that incentive compensation arrangements at banking organizations appropriately tie rewards to longer-term performance and do not undermine the safety and soundness of the firm or create undue risks to the financial system. This guidance embodies three core principles which are: (1) incentive compensation arrangements at a banking organization should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks; (2) these arrangements should be compatible with effective controls and risk management, and (3) these arrangements should be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. We believe that our incentive compensation programs are in compliance with this guidance.

Affirmative Determination of Director Independence

A majority of the Board, and all members of the Audit/Examining Committee, Compensation Committee, and Nominating and Corporate Governance Committee are “independent,” as affirmatively determined by the Board, consistent with the criteria established by NYSE American and as required by our Bylaws.

The Board has conducted an annual review of director independence for all nominees for election as directors. During this review, the Board considered transactions and relationships during the preceding three years between each Director or nominee or any member of his or her family and the Company, and its executive officers, subsidiaries, affiliates and principal shareholders, including those transactions and relationships described below under “Transactions with Related Persons.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that the directors identified as “Independent” in the table on page 4 meet the standards of independence described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information, as of March 14, 2022, with respect to the beneficial ownership of our common stock by: (1) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company’s common stock; (2) each director and nominee; (3) each executive officer named in the Summary Compensation Table, below; and (4) all executive officers and Directors as a group. Except as otherwise indicated, each of the shareholders named below has sole voting and investment power with respect to the outstanding shares of common stock beneficially owned.

	Common Stock Ownership
Directors, Nominees and Executive Officers	Phantom Stock Held in Deferred Trust(1)	Shares of Common Stock Beneficially Owned(2)		Percent of Class(2) (3)

John E. Alexander+	20,112	49,501	(4)	**
Paul J. Battaglia+	6,623	8,205	(5)	**
David S. Boyce*	—	29,766	(6)	**
Daniel J. Fessenden+	5,380	1,326		**
Francis M. Fetsko*	—	37,216	(7)	**
James W. Fulmer+	—	77,548	(8)	**
Scott L. Gruber*	—	20,192	(9)	**
Patricia A. Johnson+	1,921	1,418		**
John M. McKenna*	—	21,389	(10)	**
Frank C. Milewski+	—	19,041		**
Ita M. Rahilly+	—	3,381		**
Thomas R. Rochon+	16,787	945	(11)	**
Stephen S. Romaine*+	—	94,859	(12)	**
Michael H. Spain+	9,013	175,563	(13)	1.20%
Jennifer R. Tegan+	3,339	—		**
Alfred J. Weber+	4,893	10,789		**
Craig Yunker+	14	30,875		**

All Directors and Executive Officers as a group (24 persons)	68,083	733,461		4.27%

*	Named Executive Officer

+	Currently a Director of the Company and a Director Nominee

**	Less than 1 percent

(1)	Each share of phantom stock is the economic equivalent of one share of common stock. Phantom stock represents deferred stock compensation under the Retainer Plan. These shares are held in a deferred trust account (the “Rabbi Trust”) pending distribution upon the occurrence of certain events specified in the Retainer Plan. The Director has no voting or investment power over the shares prior to such distribution. The shares of common stock held in deferred trust accounts for non-employee Directors are voted by Tompkins Trust Company (the “Trust Company”) as trustee of the Rabbi Trust.

(2)	Does not include shares of phantom stock held in the Rabbi Trust.

(3)	The number of shares beneficially owned by each person or group as of March 14, 2022, includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 14, 2022, including, but not limited to, upon the exercise of options. For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 14,670,206 shares of common stock outstanding and entitled to vote on March 14, 2022 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 14, 2022. The percentages listed in this column do not include shares acquired pursuant to the Retainer Plan and held in the Rabbi Trust; Directors have no voting or investment power with respect to such shares. For a more detailed discussion of the Retainer Plan, refer to “Timing and Manner of Payment of Director Compensation,” page 12. For a description of the vesting provisions for the restricted stock referenced in the footnotes below, see the “2021 Outstanding Equity Awards at Fiscal Year-End” table, below.

(4)	Includes 628 shares owned by Mr. Alexander’s spouse with whom Mr. Alexander shares voting and investment power.

(5)	Includes 4,784 shares owned by Mr. Battaglia’s spouse with whom Mr. Battaglia shares voting and investment power.

(6)	Includes 3,967 shares held in the Company’s Employee Stock Ownership and 401(k) Plans, 5,313 shares of restricted stock, and 1,704 shares that Mr. Boyce may acquire by exercise of options exercisable at March 14, 2022 or within 60 days thereafter.

(7)	Includes 10,063 shares held in the Company’s Employee Stock Ownership and 401(k) Plans, 5,408 shares of restricted stock and 7,840 performance-based shares, and 1,324 shares that Mr. Fetsko may acquire by exercise of options exercisable at March 14, 2022 or within 60 days thereafter.

(8)	Includes 36,155 shares held by Mr. Fulmer’s spouse with whom Mr. Fulmer shares voting and investment power.

(9)	Includes 5,541 shares held in the Company’s Employee Stock Ownership and 401(k) Plans and 5,313 shares of restricted stock for Mr. Gruber.

(10)	Includes 1,892 shares held in the Company’s Employee Stock Ownership and 401(k) Plans, 5,313 shares of restricted stock, and 6,899 shares that Mr.

McKenna may acquire by exercise of options exercisable at March 14, 2022 within 60 days thereafter.

(11)	Includes 14 shares owned by Dr. Rochon’s spouse as Custodian for each of their two sons.

(12)	Includes 14,902 shares held in the Company’s Employee Stock Ownership and 401(k) Plans, 12,275 shares of restricted stock and 8,695 performance-based shares, and 19,643 shares that Mr. Romaine may acquire by exercise of options exercisable at March 14, 2022 or within 60 days thereafter. Includes 14,365 shares held in the Company’s Employee Stock Ownership and Investment & Stock Ownership Plans, 14,361 shares of restricted stock and 5,800 performance-based shares, and 27,758 shares that Mr. Romaine may acquire by exercise of options exercisable at March 15, 2021 or within 60 days thereafter.

(13)	Includes Mr. Spain’s indirect ownership of 42,049 shares as Trustee for Christina Bass Spain. Mr. Spain and his sister share voting and investment power over these shares.

As of March 14, 2022, no person or group was known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock, except as follows:

Name and Address of Beneficial Owner	Phantom Stock Held in Deferred Trust	Shares of Common Stock Beneficially Owned	Percent of Class
Tompkins Trust Company in the fiduciary capacity indicated(1) Executor, Trustee or Co-Trustee Agent or Custodian	355,762(2) 833,528(3)		2.44% 5.71%
Tompkins Trust Company in the fiduciary capacity indicated (Plan shares held in custody by Principal Trust Company) Trustee for the Tompkins Financial Employee Stock Ownership and 401(k) Plans	806,262(4)		5.52%
BlackRock, Inc.(5) 55 East 52nd Street, New York, NY 10055		2,021,166	13.8%
State Street Corporation(6) One Lincoln Street, Boston, Massachusetts 02111		1,281,741	8.74%
The Vanguard Group(7) 100 Vanguard Blvd., Malvern, PA 19355		1,402,706	9.72%

(1)	The Trust Company’s address is P.O. Box 460, Ithaca, New York, 14851.

(2)	Represents shares held in a fiduciary capacity as executor, trustee or co-trustee. Where the Trust Company is sole executor or trustee, such shares, generally, will be voted only if the legal instrument provides for voting the stock at the direction of the donor or a beneficiary and such direction is in fact received. When acting in a co-fiduciary capacity, such shares will be voted by the co-fiduciary or fiduciaries in the same manner as if the co-fiduciary or fiduciaries were the sole fiduciary.

(3)	Represents shares held as agent or custodian with the voting power retained by the owner.

(4)	Represents shares held and administered by Principal Trust Company, LLC, of which 619,727 shares, or 4.24% of the outstanding shares (calculated as described above), are held by the Company’s Employee Stock Ownership Plan; and 186,535 shares, or 1.28% of the outstanding shares (calculated as described above), are held by the Company’s 401(k) Plan. All such shares have been allocated to participant accounts. Individual plan participants are entitled to vote these shares, and as a result these shares are not voted by the Trust Company, which serves as Trustee for these plans.

(5)	This information is based on a Schedule 13G/A filed by BlackRock, Inc. for itself and on behalf of its subsidiaries named therein on January 27, 2022 (reporting sole voting power with respect to 1,991,297 shares and sole dispositive power with respect to 2,021,166 shares).

(6)	This information is based on a Schedule 13G filed by State Street Corporation and State Street Global Advisors Trust Company on February 11, 2022. State Street Corporation reports for itself and on behalf of its subsidiaries shared voting power with respect to 472,312 shares and shared dispositive power with respect to 1,281,741 shares. State Street Global Advisors Trust Company reports shared voting power with respect to 217,587 shares and shared dispositive power with respect to 1,022,634 shares.

(7)	This information is based on a Schedule 13G/A filed by The Vanguard Group for itself and on behalf of its subsidiaries named therein on February 9, 2022 (reporting shared voting power with respect to 11,921 shares, sole dispositive power with respect to 1,402,706 shares, and shared dispositive power with respect to 21,846 shares).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Tompkins Financial Corporation has long operated within the spirit of the guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations. Management and the Board have been careful to mitigate many of the risks of incentive programs, choosing to reward proven results on a discretionary basis as opposed to tying payments to any particular metric. The result is that no individual or group is incentivized to take unnecessary risk with respect to a customer, the organization or our shareholders. We believe that these efforts are supported by an effective risk management system and strong corporate governance.

The Board of Directors has delegated to the Compensation Committee (the “Committee”) the responsibility for determining or recommending to the Independent Directors of the Board the compensation of the Company’s executive officers, including the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”).

When determining the compensation of its Named Executive Officers, the Committee considers the Company’s financial performance, a desire to retain key executives by ensuring each component of compensation is competitive, and the individual contributions of the Names Executive Officers. In recognition of these factors, the following compensation actions were approved (all of which are discussed in greater detail below).

The Company continued to exhibit strong recent financial performance during fiscal 2021. As a result of the COVID-19 pandemic, fiscal 2021 brought continued economic uncertainty in certain business segments within which the Company has a significant client base, and the Committee considered that uncertainty in making its compensation decisions. In recognition of Company financial performance and the contributions made by the Named Executive Officers in 2020 and 2021, the following compensation actions were approved during 2021 and the first quarter of 2022:

●	Cash Bonuses. In February 2022, cash bonus awards were paid to many senior officers of the Company, including all of the Named Executive Officers, for fiscal 2021 performance.

●	Long-Term Equity-Based Awards. In November 2021, a number of executives received long-term equity-based awards of restricted stock with time-based vesting. Among this group were the Named Executive Officers who received shares of restricted stock. In addition, our CEO and CFO received awards of restricted stock with performance-based vesting.

●	Merit Increases. Effective May 2021, most of the Company’s executives received salary rate increases, including all of the Named Executive Officers.

These decisions as well as the Committee’s process in making compensation recommendations are described in greater detail below.

Compensation Philosophy and Objectives

The primary goal of the Committee is to offer executive compensation that is fair and reasonable, and is consistent with the Company’s size, the compensation practices of the financial services industry in general, and the current economic climate. Key objectives of the compensation program are to attract, develop, and retain high caliber executives who are capable of maximizing the Company’s performance over the long term for the benefit of its shareholders. The Committee rewards long-term value creation, and avoids an emphasis on short-term metrics, such as annual fluctuations in our stock price. The Board and the Committee maintain full discretion over the components and payment of compensation in order to preserve the flexibility necessary to ensure the Board’s ability to act in the Company’s best interests.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a significant factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the chief executive officer, chief financial officer or any of the three other highest paid executive officers.

While the tax impact of any compensation arrangement is one factor to be considered, that impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee retains the discretion to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. Accordingly, the Committee may award compensation to the executive officers that is not fully deductible if it determines the compensation is consistent with its philosophy and is in the Company’s and its shareholders’ best interests.

Section 409A of the Internal Revenue Code imposes an additional tax on certain forms of deferred compensation. The Committee takes Section 409A into account in determining the form and timing of compensation paid to the Company’s executives.

The Company values equity incentive awards in accordance with FASB ASC Topic 718. More information regarding the application of ASC Topic 718 by the Company may be found in Note 12 (Stock Plans and Stock Based Compensation) to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee and Process

Role of the Compensation Committee, Management, and Consultants

The Committee is responsible for general oversight of personnel policies for the Company and its subsidiaries, including review and administration of non-qualified deferred compensation, administrative and non-fiduciary aspects of retirement and supplemental executive retirement plans, long-term equity compensation, and executive compensation plans. Each of the members of this Committee is an “Independent Director” as defined in Section 803A of the NYSE American Company Guide, and also meets the heightened independence standards for compensation committee members set forth in NYSE American Rule 805(c).

The Committee makes recommendations concerning the compensation of our Named Executive Officers, and those recommendations are reviewed and approved by our Independent Directors; however, equity awards are granted solely by the Committee, as the designated administrator of our equity incentive plans. The Independent Directors, under the leadership of our independent Chair, are responsible for establishing the annual performance goals and objectives of the Chief Executive Officer and evaluating his performance in light of such goals and objectives. For all other Named Executive Officers, the Compensation Committee, in consultation with the Company’s Chief Executive Officer, is responsible for approving their annual performance goals and objectives, and evaluating their respective performance in light of such goals and objectives. Additionally, the Committee reviews the competitiveness of the Company’s compensation programs, and oversees the succession planning process for executive officers, other than the Chief Executive Officer, for whom succession planning is conducted at the full Board level. The Committee also discusses and considers the results of the shareholders’ advisory vote when making decisions on the compensation paid to our Named Executive Officers and potential changes to such compensation. As permitted by law and by the rules of the NYSE American, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Executive officers do not play a role in determining their own compensation decisions, but they are called on to make recommendations concerning those individuals that report to them.

The Compensation Committee has the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee has retained the services of Pearl Meyer and Partners, LLC (“Pearl Meyer”) since 2019. During 2021, Pearl Meyer provided general research regarding industry trends for base pay, short term and long term compensation levels for all Executives. The Committee considered Pearl Meyers’ research in determining 2021 merit increases and awarding the 2021 equity grants.

The Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and exchange requirements, and has concluded that no conflict of interest exists that would impair Pearl Meyer’s ability to independently provide services to the Compensation Committee.

Process of Determining Named Executive Officer Compensation

In furtherance of its objective to attract, develop and retain high caliber executives who are capable of maximizing the Company’s performance for the benefit of its shareholders, the Committee periodically compares its compensation levels, practices, and financial performance to survey and publicly available data for a group of banking institutions of similar size, geographic market or structure (the “Benchmarking Peer Group”). In 2021, the Committee engaged Pearl Meyer to review the existing Benchmarking Peer Group and to make recommendations to add or remove institutions as appropriate. The Compensation Committee made several changes to the Benchmarking Peer Group during 2021 in accordance with Pearl Meyer’s recommendations.  For 2021, the Benchmarking Peer Group consisted of the following financial institutions:

1st Source Corp	Independent Bank Corp.
Brookline Bancorp, Inc.	Lakeland Bancorp, Inc.
Bryn Mawr Bank Corporation	Lakeland Financial Corp.
Community Bank System, Inc.	NBT Bancorp, Inc.
ConnectOne Bancorp, Inc.	Peapack - Gladstone
Eagle Bancorp, Inc.	Park National Corp.
Financial Institutions, Inc.	S&T Bancorp, Inc.
First Commonwealth Financial Corp.	Sandy Spring Bancorp, Inc.
First Merchants Corp.	TowneBank
Flushing Financial Corp.	Univest Financial Corporation
Washington Trust Bancorp, Inc.

The Committee believes that a certain level of discretion is appropriate in determining the Named Executive Officers’ compensation. Information from comparative groups is only one factor in the Committee’s assessment of appropriate compensation levels, policies, and practices. The Committee does not have a formal policy of targeting a certain percentile of the market data or using market data to establish the mix of compensation (including the allocation between cash and non-cash compensation and short and long-term equity compensation). The Committee also does not have a formal policy regarding the relationship between compensation levels provided to the Chief Executive Officer and other Named Executive Officers.

The Committee considers a number of quantitative and qualitative performance factors to evaluate the performance of its executive officers, including its Chief Executive Officer and the other Named Executive Officers, for purposes of determining their compensation. The 2021 annual performance factors specified below were used to determine executive bonuses earned for 2021 and paid in 2022. Additionally, while no specific performance metrics or other formula is used in granting equity incentive awards to the Named Executive Officers, the Committee takes these performance factors into account when approving grants (or, in the case of our Chief Executive Officer, recommending grants for full Board approval). The following table illustrates the 2020 and 2021 performance factors, and the Company’s performance relative to those performance factors:

The Company’s net income as compared to the Company’s internal targets (in thousands of dollars):		Actual	Target	% Variance
	2021	89,264	75,615	18.05%
	2020	77,588	78,701	-1.41%

Earnings per share (diluted EPS):		Actual	% Change from prior year
	2021	$6.05	16.35%
	2020	$5.20	-3.17%

The Company’s return on equity (ROE), as ranked in the Federal Reserve Board’s BHCPR Peer Group Average Report, Peer Group 2:		Actual	Ranking
	2021	12.32%	58th percentile
	2020	11.09%	69th percentile

The Company’s return on assets (ROA), as ranked in the Federal Reserve Board’s BHCPR Peer Group Average Report, Peer Group 2:		Actual	Ranking
	2021	1.12%	38th percentile
	2020	1.05%	61st percentile

The Company’s total return as compared to KBW Regional Banking Index over the following time periods (Annual Equivalent), as of December 31, 2021:		1 Year	5 Year	10 Year
	TMP	21.74%	0.13%	11.28%
	KBW Index	36.65%	5.36%	12.54%

*	The Federal Reserve Board peer group data referenced in the chart above is derived from their “Bank Holding Company Performance Report,” which covers banks and bank holding companies with assets between $3.0 billion and $10.0 billion as of December 31st for each of the years referenced in the chart. This peer group Return on Equity and Return on Assets data reflects such data at September 30th for each of the years referenced in the chart, which is the most recent data publicly available.

The bonus paid to each of our executives (including our Named Executive Officers) is based on a mix of corporate, affiliate, and individual performance. While corporate performance is generally evaluated with reference to the above metrics, the Committee retains discretion to evaluate corporate performance holistically.

Each executive has responsibility for one or more of our affiliates or divisions, and the Committee considers the overall success of the applicable affiliate/division when it makes compensation decisions for that executive. Individual performance is assessed by considering the executive’s specific contributions to the attainment of the business plan of the Company affiliate/division with which the executive works (if applicable), as well as the development of the executive’s leadership knowledge and skills. The Compensation Committee also has the discretion to reward achievements that are not the subject of any pre-established goals. The Committee determined that each of the Named Executive Officers performed well against his personal development and performance expectations in 2021. The Committee believes that the total compensation provided to the Company’s Named Executive Officers is competitive, and that the Company’s compensation practices for fiscal 2021 were appropriate.

Hedging and Pledging

As described above under “Corporate Governance Matters – Corporate Governance Guidelines,” the Guidelines include a policy prohibiting Directors and executive officers, including the Named Executive Officers, from hedging the economic risk of their ownership of the Company’s equity securities or from pledging a significant number of the Company’s equity securities.

Consideration of Say-on-Pay Results

An advisory vote on executive compensation was held in 2021, and the shareholders adopted a resolution approving, on an advisory basis, the compensation paid to our Named Executive Officers by an affirmative vote of 98.3%. Because the vote was advisory, it was not binding upon the Board or Committee; however, the Committee values the input of our shareholders and took into account the outcome of the vote when considering 2021 executive compensation arrangements. At the Annual Meeting, shareholders are again being asked to approve, on an advisory basis, the compensation paid to our Named Executive Officers. See “Proposal No. 2 – Advisory Vote on Executive Compensation,” below.

Components of Compensation

The major components of the Company’s executive officer compensation are: (i) base salary, (ii) annual bonus, (iii) long-term, equity-based awards, and (iv) retirement and other benefits.

Base Salary. The Company’s base salary program is designed to recognize the roles and responsibilities of executive officers’ positions and their performance in those roles. The Committee annually reviews the salaries of the Company’s executives. When setting base salary levels for recommendation to the Independent Directors on the Board, the Committee considers (a) competitive market conditions for executive compensation, (b) the Company’s performance and (c) the individual’s performance. The Company’s performance is measured by the Company’s strategic and financial performance in the fiscal year, with particular emphasis on earnings per share growth and return on shareholders’ equity for the year.

The Company maintains a common anniversary date for the merit review process, and related increases in compensation rates occur in May. Following an analysis of the factors described in the preceding paragraph, and to reflect the peer data provided by Pearl Meyer and to remain competitive against our peers, most of the Company’s executives received salary rate increases at this time, including all of the Named Executive Officers. Mr. Romaine’s annual salary rate was increased to $762,000 representing an increase of 5.98%. Messrs. Fetsko, Gruber, Boyce and McKenna received annual salary rate increases to $447,000 (+5.33%), $390,000 (+5.43%), $357,000 (+5.65%), and $355,000 (+16.58%) respectively.

When determining these increases, consideration was made in that Messrs. Fetsko, Gruber, Boyce and McKenna had not received a salary increase since April 1, 2019. Mr. Romaine had not received a salary increase since November 12, 2019. In addition, Mr. McKenna’s increase reflects his expanded role for the Company.

Annual Bonus. The Company chooses to pay annual cash bonuses in order to motivate executives to work effectively to achieve the Company’s financial performance objectives and to reward them if objectives are met, as described above. The Board maintains full discretion in the payment of bonuses in order to preserve the flexibility necessary to ensure its ability to act in the Company’s best interests. Accordingly, there is no pre-established bonus ‘target’ nor range. In determining annual bonus amounts, the Committee rewards long-term value creation, and avoids an emphasis on short-term metrics, such as annual fluctuations in our stock price. The Compensation Committee considers a number of quantitative and qualitative performance factors to evaluate the performance of the Named Executive Officers and determine the amount of annual bonus to award for a fiscal year. These performance factors include, but are not limited to: (i) executive development; (ii) contribution to business unit results; and (iii) contribution to corporate results which include, without limitation, accomplishment of strategic objectives and the financial results described in the table above. In February 2022, bonus awards were paid to several executives of the Company, including all of the Named Executive Officers, based on 2021 performance. The Committee considered overall results in light of the obstacles faced as a result of the COVID-19 pandemic. The benchmark data contained in the executive compensation study performed by Pearl Meyer in 2021 was used by the Committee in determining bonus award amounts for 2021 results, among the other factors described in this Compensation Discussion and Analysis. In 2021, the Committee determined that our executives, including our Named Executive Officers, provided outstanding leadership and stability to the Company in responding to the continued challenges associated with the COVID-19 pandemic. The Committee noted the executives were not influenced by short term profit decisions but instead remained focused on the Company’s core values, including our commitment to long term sustainable growth throughout the pandemic. Mr. Romaine received a bonus of $350,520 and Messrs. Fetsko, Gruber, Boyce and McKenna received bonuses of $167,200, $123,500, $117,500, and $118,000 respectively. Mr. Romaine’s bonus was based upon the effectiveness of his leadership, the number of important accomplishments of the Company during 2021, and the other performance factors described above.

Long-Term, Equity-Based Awards. The Company chooses to award equity-based compensation because such grants (1) align executive interests with shareholder interests by creating a direct link between compensation and shareholder return, (2) give executives a significant, long-term interest in the Company’s success and (3) help retain key executives in a competitive market for executive talent. While the Committee recognizes that the executives of the Company can exert very little influence on short-term fluctuations in stock price, the Committee does believe that long-term stock price appreciation reflects achievement of strategic goals and objectives. Equity awards are granted based on the performance of the individual executive and his anticipated contribution to the achievement of the Company’s strategic goals and objectives. The Committee uses discretion in determining the frequency of awards and generally considers awards every 12 months. The Committee has traditionally authorized grants vesting over five or more years to encourage retention of executives. This practice means that at any time there are a significant number of awards granted that are not vested and therefore not exercisable and/or transferable.

Generally, the Committee considers market data when determining the total economic value and mix of award types, and also considers the awards utilized by the Benchmarking Peer Group, the Company’s financial performance, and individuals’ performance before deciding whether an award should be made, the number of shares to be granted, and the applicable vesting provisions of the award (including whether an award will be subject to time-based vesting, performance-based vesting, or both). Awards that are subject to performance-based vesting may include performance goals based on one or more performance metrics, including return on average shareholders’ equity. In determining how to structure the 2021 equity awards, the Committee considered information and recommendations previously provided by Pearl Meyer with respect to performance-based awards for Messrs. Romaine and Fetsko. The value of awards to our Named Executive Officers helps to ensure that their compensation levels remain competitive with the levels observed in the Pearl Meyer executive compensation study.

In November 2021, a number of executives received long-term equity-based awards. Among that group were the Named Executive Officers, who each received shares of restricted stock with time-based vesting, which promotes executive retention. The Committee further determined that Messrs. Romaine and Fetsko should also receive a restricted stock award with performance-based vesting, which promotes focus on achieving long-term relative performance goals that create shareholder value and are earned only if the specified financial goal is achieved at the end of the performance period. Mr. Romaine’s award was 50% time-based and 50% performance-based, while Mr. Fetsko’s award was balanced such that more than 50% of the award was performance-based. The number of awards granted to each Named Executive Officer is set forth below.

The time-based awards are subject to a 5-year vesting schedule. This schedule provides for zero percent vesting in year one and 25% vesting in years two through five.

The performance-based awards granted to Messrs. Romaine and Fetsko will remain subject to forfeiture unless and until the Committee determines, in its discretion, that the Company’s return on average shareholders’ equity over the period beginning on January 1, 2022 and ending on December 31, 2024 is at or above the 50th percentile of the return on average shareholders’ equity for the Company’s FRB Peer Group. In addition to satisfaction of the performance goal, however, in order to increase its retentive effect, Mr. Fetsko’s award is also subject to time-based vesting. If the Committee determines that the performance goal as described above has been attained, then Mr. Fetsko’s award will vest, and the restrictions thereon will lapse, in accordance with the following schedule: 40% will vest on November 9, 2025, and the remaining 60% will vest on November 9, 2026, provided that Mr. Fetsko’s continuous service with the Company continues through such dates. In either case, the entire award will lapse and be deemed to have been forfeited if the Committee determines that the performance goal has not been attained. Mr. Romaine’s award agreement provides that, so long as he meets certain eligibility criteria set forth in the agreement and agrees not to compete with the Company for a period of three years after his retirement, and subject to certain additional limitations set forth in the award agreement, if he retires prior to the expiration of the performance period, he will remain eligible to receive the shares covered by his award so long as the performance goal is attained.

More information about the terms and conditions of these grants is available in the “Grants of Plan-Based Awards” table and related narrative.

Retirement and Other Benefits.

Retirement Plans. The Company maintains several retirement programs that are designed to assist Company employees with their long-term retirement planning. Substantially all Company employees, including the Named Executive Officers, are eligible to participate in the Tompkins Financial Corporation 401(k) Plan (the “401(k) Plan”; formerly the “Investment and Stock Ownership Plan”) and the Employee Stock Ownership Plan (the “ESOP”). The Committee believes that, in addition to providing retirement income, these plans have the added benefit of linking compensation to the Company’s stock performance. The Company also maintains defined contribution and defined benefit pension plans. For a more detailed discussion of the profit-sharing component pursuant to our 401(k) Plan, and other deferred compensation and retirement plans, please see “Qualified Plans and Profit Sharing,” below.

Named Executive Officers may also participate in a non-qualified deferred compensation plan, and all of our Named Executive Officers are parties to Supplemental Executive Retirement Plan (“SERP”) Agreements with the Company. These plans provide retirement income that may be limited in the qualified plans due to IRS limitations or are intended to provide additional retirement benefits. The Committee believes that the plans and the level of benefits that are provided are appropriate to promote retention and to recognize and reward long-term service to the Company.

For more information regarding these plans, please refer to the narrative accompanying the “Pension Benefit” and “2021 Non-Qualified Deferred Compensation” tables on pages 29 and 34, respectively, in this Proxy Statement. Information regarding SERP benefits is explained under “Potential Payments upon Termination or Change in Control.”

Life Insurance Benefits. As a part of its comprehensive and competitive approach to compensation, the Company provides life insurance benefits to certain officers of the Company, including all of the Named Executive Officers, with respect to which the Company has entered into life insurance contracts. These insurance contracts are carried at cash surrender value on the Company’s consolidated statements of financial condition. Increases in the cash surrender value of the insurance are reflected as noninterest income, and the related mortality expense is recognized as other employee benefits expense, in the Company’s consolidated statements of income. The value of premiums paid with respect to such life insurance on behalf of the Named Executive Officers is included as “All Other Compensation” in the Summary Compensation Table. The life insurance contracts for Messrs. Romaine, Fetsko and Boyce establish a minimum death benefit payable to each executive under his plan and a maximum payment equal to the lesser of (a) four times the executive’s Base Annual Salary (as defined in the Plan), or (b) the death benefit or benefits available under the Policy or Policies (as defined in the Plan) maintained as of the date of such executive’s death.

Post-Retirement Life Insurance. The Company offers post-retirement life insurance coverage to all of the Named Executive Officers. This insurance includes split dollar agreements for Messrs. Romaine, Fetsko and Boyce, a Death Benefit Only agreement for Mr. Gruber, and a group-term benefit for Mr. McKenna.

Perquisites. Perquisites for the Named Executive Officers are limited to personal use of a Company-owned vehicle. The Committee believes that this limited benefit assists the Named Executive Officers in the performance of their duties by providing convenience in light of the significant demands on our Named Executive Officers’ time, including frequent car travel on business.

Termination of Employment and Change-in-Control Arrangements. The Company does not have employment contracts with the Named Executive Officers. However, the Company is obligated to provide certain payments to the Named Executive Officers upon termination as part of their SERPs. Some of these agreements contain severance provisions carried over from previous agreements with acquired companies. In addition, under the Company’s equity incentive plans, outstanding unvested equity awards may fully vest if a Named Executive Officer is terminated in connection with a change of control of the Company. SERP payments, accelerated vesting of equity awards and other benefits due upon termination are explained under the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement. In the change-in-control context, these payments/benefits are subject to a “double trigger” as described in greater detail under that section as well.

Long-Term Disability Benefits. As a part of its comprehensive and competitive approach to compensation, all Named Executive Officers participate in the Group Long-Term Disability Plan. In addition, Executive Individual Disability Insurance was written in 2021 to provide additional income that is more in line with the Executives Total Compensation in the event an Executive becomes disabled. Total annual Disability benefits are shown in the chart on page 33.

Compensation Forfeiture & Recovery

The Board has adopted a clawback policy which provides the Company with the right to recover certain compensation paid to our executive officers. The rights provided by this policy are in addition to any other remedies available to the Company under applicable law, policy or agreement, including without limitation those rights described under Section 304 of the Sarbanes Oxley Act. If the Audit/Examining Committee determines that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of a covered executive’s misconduct, with any financial reporting requirement under the securities laws, the Compensation Committee may, in its discretion, require such covered executive to reimburse the Company for all or any portion of (1) any bonus or other incentive-based or equity-based compensation received by such covered executive during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requiring an accounting restatement, and (2) any profits realized from the sale of securities of the Company during that 12-month period. A covered executive shall be deemed to have committed “misconduct” if he: (A) engages in fraud or willful misconduct; (B) is or becomes actually aware of fraud or willful misconduct but fails to immediately report same to the Audit/Examining Committee; or (C) knowingly fails to prevent fraud or willful misconduct. All of our Named Executive Officers are covered executives under this clawback policy.

In addition, the 2019 Equity Incentive Plan also allows the Compensation Committee to specify in any award agreement with our executives (including our Named Executive Officers) that the executive’s rights under an award are subject to alteration or reduction upon the occurrence of certain events, including, but not limited to, a breach of restrictive covenants or conduct that is detrimental to the business or reputation of the Company.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that it be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with the management of the Company. Based on the Compensation Committee’s review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s 2021 Annual Report on Form 10-K.

Members of the Compensation Committee:

Craig Yunker, Chair

Patricia A. Johnson

Thomas R. Rochon

Alfred J. Weber

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are identified above under “Compensation Committee Report.” No member of the Compensation Committee was during fiscal 2021 or before an officer or employee of the Company or any of the Company’s subsidiaries, or had any relationship requiring disclosure under “Transactions with Related Persons” in this Proxy Statement. During 2021, no executive officer of the Company served on the board of directors or compensation committee of any other entity, one of whose executive officers served as a member of the Company’s Board of Directors or the Compensation Committee.

2021 Summary Compensation Table

The following table sets forth information concerning the total compensation earned by the Company’s Chief Executive Officer and Chief Financial Officer and the next three most highly-compensated executive officers of the Company in the fiscal year ended December 31, 2021. These five officers are referred to as the “Named Executive Officers” in this Proxy Statement.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Stephen S. Romaine	2021	774,769	350,520	486,186	-	-	495,202	74,036	2,180,714
President & CEO of	2020	719,000	316,400	430,123	-	-	1,805,177	62,239	3,332,939
Tompkins Financial	2019	664,215	312,765	429,992	-	-	1,715,267	59,839	3,182,078
Corporation

Francis M. Fetsko	2021	455,500	167,200	319,506	-	-	117,846	50,992	1,111,044
Executive Vice	2020	424,400	152,800	311,490	-	-	776,642	44,104	1,709,436
President COO &	2019	420,823	146,000	311,343	-	-	813,298	42,929	1,734,393
CFO of the Company

Scott L. Gruber	2021	397,269	123,500	114,199	-	-	166,178	55,458	856,604
President of Tompkins	2020	369,900	115,900	111,337	-	-	336,797	47,998	981,932
Pennsylvania	2019	367,044	114,600	111,513	-	-	326,448	49,309	968,914

David S. Boyce	2021	363,385	117,500	114,199	-	-	-	44,364	639,448
President & CEO of	2020	337,900	102,900	111,337	-	-	576,770	36,836	1,165,743
Tompkins Insurance	2019	335,044	102,300	111,513	-	-	641,780	37,473	1,228,110
Agencies

John M. McKenna	2021	349,231	118,000	114,199	-	-	42,791	66,061	690,282
President of Tompkins	2020	304,500	92,700	111,337	-	-	131,558	56,845	696,940
Community Bank & Tompkins Western NY	2019	300,317	92,700	111,513	-	-	114,575	55,827	559,499

(1)	The increased salary amounts included in the table for 2021 reflect merit increases awarded in May 2021.

(2)	These amounts represent cash bonus awards. Of these amounts, Messrs. Fetsko and Boyce deferred 15% and 25% respectively, under the Tompkins Financial Corporation Deferred Compensation Plan for Selected Officers.

(3)	Reflects the fair value of the awards at the grant date, in accordance with FASB ASC Topic 718 for financial statement reporting purposes, excluding the effect of estimated forfeitures. For the performance-based restricted stock awards granted to Messrs. Romaine and Fetsko in 2021, the fair value at the grant date is based upon the probable outcome of the performance conditions of the awards. For additional information as to the assumptions made in valuation, see Note 12 to the consolidated financial statements filed with the SEC in the Company’s 2021 Annual Report on Form 10-K. Amounts shown in the table do not necessarily correspond to the actual value that may be recognized by the Named Executive Officers.

(4)	This column reflects: 1) changes in pension value under the Tompkins Financial Corporation Retirement Plan (“Pension Plan”), 2) changes in pension value under the executive’s SERP, and 3) changes in pension value under the DB SERP (defined below) for Messrs. Romaine, Boyce and Fetsko, as discussed below under “Retirement Plans.” The amounts included in this column do not represent current cash benefits payable to the Named Executive Officers or the annual cost of these benefits. Rather, these amounts represent the difference between the actuarial present value of each Named Executive Officer’s accrued benefit under the Pension Plan and/or the SERP(s) at December 31st of the applicable year and at December 31st of the preceding year, using the actuarial assumptions in effect at these respective dates. These amounts may experience significant increases/decreases from year to year due to changes in discount rates and/or mortality tables used to determine present value. The following assumptions were used by the Company’s retirement plan actuaries to calculate the Change in Pension Value from year-end 2020 to year-end 2021.

Discount Rate: Pension plan(s) 2.36% at 12/31/2021, 2.24% at 12/31/2020; SERP(s): 2.71% at 12/31/2021, 2.37% at 12/31/2020.

Retirement Plan Mortality: Pri-2012 Total Table with improvement scale MP-2021 Mortality Improvement Scale; Pri-2012 Total Table with improvement scale MP-2020 applied on a fully generational basis at 12/31/2020

SERP Mortality: Pri-2012 White Collar Table with improvement scale MP-2021 Mortality Improvement Scale; Pri-2012 White Collar Table with improvement scale MP-2020 applied on a fully generational basis at 12/31/2020

The increases in actuarial present values for 2021 were as follows: Mr. Romaine: $ 495,202; Mr. Fetsko: $ 112,428; Mr. Gruber: $ 166,145; and Mr. McKenna: $ 42,369. The aggregate change in actuarial present value of accumulated benefits for Mr. Boyce was a negative number due to the increase in the discount rate from 12/31/2020 to 12/31/2021. However, applicable SEC rules do not permit us to disclose a negative number in the column. The actual decreases in actuarial present values for Mr. Boyce was ($23,644). In 2019 and 2020, the aggregate change in actuarial present value of accumulated benefits for some of our Named Executive Officers was inflated due to the significant decrease in the discount rate from 12/31/2018 to 12/31/2019 and 12/31/2019 to 12/31/2020, respectively.

This column also includes above-market interest on nonqualified deferred compensation paid in 2021 as follows: Mr. Fetsko - $5,418; Mr. Gruber - $33; Mr. Boyce - $6,382; Mr. McKenna - $422.

(5)	The amount in this column includes: employer matching contributions pursuant to the 401(k) Plan and amounts paid pursuant to profit sharing and supplemental profit sharing as explained in the “Qualified Savings Plans and Profit Sharing” section on page 29; a contribution to the DC SERP (defined below), for Messrs. Gruber and McKenna; the dollar value of the applicable life insurance premiums paid on the Named Executive Officers’ behalf by the Company; perquisites and other personal benefits or property; and interest income on non-qualified deferred compensation.

For Mr. Romaine the amounts were as follows: Company profit sharing contributions to the ESOP, $11,600; Company cash profit sharing, $8,700; supplemental profit sharing $33,934; Company match on salary deferral to the 401(k) Plan, $11,600; dollar value of life insurance premiums, $7,773; personal use of Company-owned vehicle, $429.

For Mr. Fetsko the amounts were as follows: Company profit sharing contributions to the ESOP, $11,600; Company cash profit sharing, $8,700; supplemental profit sharing, $11,585; Company match on salary deferral to the 401(k) Plan, $11,600; dollar value of life insurance premiums, $5,341; personal use of Company-owned vehicle, $2,166.

For Mr. Gruber the amounts were as follows: Company profit sharing contributions to the ESOP, $11,600; Company cash profit sharing, $8,700; supplemental profit sharing, $7,509; Company match on salary deferral to the 401(k) Plan, $11,600; Company contributions to the 401(k) Plan, $15,300; Defined Contribution SERP plan; $650; personal use of Company-owned vehicle, $99.

For Mr. Boyce the amounts were as follows: Company profit sharing contributions to the ESOP, $11,600; Company cash profit sharing, $8,700; supplemental profit sharing, $5,137; Company match on salary deferral to the 401(k) Plan, $11,600; dollar value of life insurance premiums, $5,491; personal use of Company-owned vehicle, $1,836.

For Mr. McKenna the amounts were as follows: Company profit sharing contributions to the ESOP, $11,600; Company cash profit sharing, $8,700; supplemental profit sharing, $4,146; Company match on salary deferral to the 401(k) plan, $11,600; Company contributions to the 401(k) Plan, $15,300; Defined Contribution SERP Plan, $6,450; dollar value of life insurance premiums, $3,205; personal use of Company-owned vehicle, $5,060.

Long-Term Equity-Based Awards and Stock Grants

The Company maintains the 2019 Equity Incentive Plan as a vehicle to encourage the continued employment of key employees of the Company and its subsidiaries, and to align their interests with those of the Company’s shareholders by facilitating the employees’ ownership of a stock interest in Tompkins Financial Corporation. The Committee believes that an equity plan is in the best interests of the Company and its shareholders since it enhances the Company’s ability to continue to attract and retain qualified officers and other key employees. The Committee’s practice has been to grant awards to Named Executive Officers on an annual basis.

In November 2021, each of the Named Executive Officers received an award of restricted stock with a 5-year vesting schedule. This schedule provides for zero percent vesting in year one and 25% vesting in years two through five. Also in November 2021, Messrs. Romaine and Fetsko each received an additional award of restricted stock with performance-based vesting, as described above under “Compensation Discussion and Analysis – Components of Compensation – Long-Term, Equity-Based Awards.” Mr. Fetsko’s performance-based restricted stock award had an additional time-based vesting component, with 40% vesting on the fourth anniversary of the grant date, and the remaining 60% vesting on the fifth anniversary of the grant date (in each case, provided that the performance goals specified in his award have been met).

Option/Equity Grants in Fiscal 2021

Grants of Plan-Based Awards

	Grant Date	Estimated future payouts under equity incentive plan awards (TARGET)	All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of the option awards	Grant date fair value of stock and option awards
		(#)	(#)	(#)	($/Sh)	($)

Stephen S. Romaine	Nov. 9, 2021	2,895		n/a	n/a	243,093
			2,895			243,093

Francis M. Fetsko	Nov. 9, 2021	2,445		n/a	n/a	205,307
			1,360			114,199

Scott L. Gruber	Nov. 9, 2021	—	1,360	n/a	n/a	114,199
David S. Boyce	Nov. 9, 2021	—	1,360	n/a	n/a	114,199
John M. McKenna	Nov. 9, 2021	—	1,360	n/a	n/a	114,199

The 2019 Equity Incentive Plan allows awards at the discretion of the Committee. Stock awards for the November 9, 2021 grant are valued at the closing market price for our common stock on the NYSE American on November 9, 2021 of $83.97.

Outstanding Equity Awards of Named Executive Officers

The following table shows the aggregate number of unexercised options, stock appreciation rights, and unvested restricted stock awards outstanding as of December 31, 2021 for each of the Named Executive Officers.

2021 Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Stephen S. Romaine	11/09/2021						2,895	241,964	2,895	241,964
	11/09/2020						3,390	283,336	3,390	283,336
	11/12/2019						1,807	151,029	2,410	201,428
	11/09/2018						2,565	214,383
	11/09/2017						1,156	96,618
	11/09/2016	1,734	—		76.90	11/09/2026	—	—
	11/04/2015	4,109	726		56.29	11/04/2025	462	38,614
	11/21/2014	7,530	—		49.22	11/21/2024		—
	05/03/2013	6,270	—		40.60	05/03/2023
Total		19,643	726				12,275	1,025,944	8,695	726,728
Francis M. Fetsko	11/09/2021						1,360	113,669	2,445	204,353
	11/09/2020						1,755	146,683	3,155	263,695
	11/12/2019						937	78,314	2,240	187,219
	11/09/2018						717	59,927
	02/06/2018						95	7,940
	11/09/2017						330	27,581
	11/09/2016	802			76.90	11/09/2026
	11/04/2015	—	336		56.29	11/04/2025	214	17,886
	11/21/2014	522	—		49.22	11/21/2024	—	—
Total		1,324	336				5,408	452,000	7,840	655,267
Scott L. Gruber	11/09/2021						1,360	113,669
	11/09/2020						1,755	146,683
	11/12/2019						937	78,314
	11/09/2018						717	59,927
	11/09/2017						330	27,581
	11/04/2015	—	336		56.29	11/04/2025	214	17,886
Total		—	336				5,313	444,060
David S. Boyce	11/09/2021						1,360	113,669
	11/09/2020						1,755	146,683
	11/12/2019						937	78,314
	11/09/2018						717	59,927
	11/09/2017						330	27,581
	11/09/2016	802	—		76.90	11/09/2026	—	—
	11/04/2015	380	336		56.29	11/04/2025	214	17,886
	11/21/2014	522	—		49.22	11/21/2024	—	—
Total		1,704	336				5,313	444,060
John M. McKenna	11/09/2021						1,360	113,669
	11/09/2020						1,755	146,683
	11/12/2019						937	78,314
	11/09/2018						717	59,927
	11/09/2017						330	27,581
	11/09/2016	802	—		76.90	11/09/2026	—	—
	11/04/2015	1,899	336		56.29	11/04/2025	214	17,886
	11/21/2014	3,475	—		49.22	11/21/2024	—	—
	05/03/2013	723	—		40.60	05/03/2023	—	—
Total		6,899	336				5,313	444,060

(1)	Options/SARs reported in this column are vested and currently exercisable.

(2)	Options/SARs reported in the table with an expiration date in 2026 have a five-year vesting schedule with zero percent vesting in year one and 25% vesting in years two through five. All other Options/SARs reported in the table have a seven-year vesting schedule with zero percent vesting in year one, 17% vesting in years two through six and 15% vesting in year seven.

(3)	Restricted stock awards reported in the table that were granted in 2016, 2017, 2018, 2019, 2020 and 2021 have a five-year vesting schedule with zero percent vesting in year one and 25% vesting in years two through five. All other restricted stock awards reported in the table have a seven-year vesting schedule with zero percent vesting in year one, 17% vesting in years two through six and 15% vesting in year seven.

(4)	Market value for shares of restricted stock that have not vested is calculated using the closing sales price of our common stock on the NYSE American on December 31, 2021 of $83.58.

Options Exercised and Stock Vested During Fiscal 2021

The following table sets forth information concerning the exercise of options and vesting of shares of restricted stock for each Named Executive Officer during fiscal 2021 and the value realized upon exercise or vesting.

2021 Option Exercises and Stock Vested

	Option Awards (1)		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting	Value Realized on Vesting (3)

	(#)	($)	(#)	($)
Stephen S. Romaine	5,551	435,750	4,981	416,841
Francis M. Fetsko	2,010	164,773	1,946	162,234
Scott L. Gruber	1,074	96,261	1,899	158,803
David S. Boyce	535	41,439	1,899	158,803
John M. McKenna	227	18,516	1,899	158,803

(1)	Includes Stock Settled Appreciation Rights (SSARs)

(2)	Equal to the difference between the market price of our common stock on the NYSE American at exercise and the exercise price for such equity awards.

(3)	Equal to the market price of our common stock on the NYSE American at vesting multiplied by the number of shares that vested.

Qualified Savings Plans and Profit Sharing

The Company maintains a 401(k) Plan that covers substantially all of the employees of the Company and its subsidiaries. The 401(k) Plan is a profit-sharing plan with a salary deferral arrangement meeting the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended. Pursuant to the 401(k) Plan, an employee may defer a portion of the employee’s base pay, within limits specified in the 401(k) Plan. The 401(k) Plan further provides that the Company will match 100% of an employee’s contribution up to 3% of the employee’s base pay, and will match 50% of an employee’s additional contribution to the 401(k) Plan that is greater than 3%, but not more than 5%, of the employee’s base pay.

In addition, the 401(k) Plan has a profit-sharing component. Profit-sharing contributions are discretionary contributions determined by the Company’s Board of Directors. A component of these contributions may be paid in cash; however, the 401(k) Plan allows employees to elect to defer all or a portion of their profit-sharing cash component (which deferral is not eligible for matching by the Company). The profit-sharing cash component amounts for the Named Executive Officers are included as “All Other Compensation” in the Summary Compensation Table, above, and described in Note 5 to that table.

The Company also maintains an ESOP which covers substantially all employees of the Company. The purpose of the ESOP is to permit the Company to make discretionary profit-sharing contributions to employees in the form of shares of common stock of the Company in order to facilitate stock ownership by employees. Contributions are determined by the Company’s Board of Directors and are limited to a maximum amount as stipulated in the ESOP.

Eligible compensation used to determine profit sharing contributions is limited to the annual IRS mandated compensation limit ($290,000 for 2021). However, the Company provides a “supplemental profit sharing” amount, paid as current cash compensation, to Named Executive Officers which represents the profit sharing attributable to eligible compensation in excess of the IRS mandated compensation limit under Section 415 of the United States Internal Revenue Code, which limits the total contributions which can be deferred in a qualified plan in a given plan year (the “Code Section 415

Limit”).

Profit sharing and supplemental profit-sharing amounts accrued for the accounts of the Named Executive Officers are included as “All Other Compensation” in the Summary Compensation Table, above, and described in Note (5) to that table.

Retirement Plans

The Company has a defined benefit pension plan, called the Tompkins Financial Corporation Retirement Plan (the “Pension Plan”), which covers substantially all employees of the Company and its subsidiaries who were employed prior to January 1, 2010. The Pension Plan does not require or allow employee contributions. The assets of the Pension Plan are held in a separate trust and administered by the Qualified Plans Investment Review Committee of the Board. Messrs. Romaine, Fetsko, Boyce, and McKenna are all participants in the Pension Plan. Mr. Gruber, who joined our Company after the Pension Plan was closed (as described below), is not eligible to participate in the Pension Plan.

On January 1, 2010, in order to more effectively control the volatility of plan expense, the Company closed the Pension Plan to new employees and adopted the Tompkins Financial Corporation Defined Contribution Retirement Plan (the “2010 Contribution Plan”). Under the 2010 Contribution Plan, the Company provides contributions to accounts maintained for participating employees based on age and length of service.

On July 31, 2015, the Pension Plan was frozen, and active participants in this plan ceased to earn an accrued benefit after this date (the “Pension Plan Freeze”). As a replacement plan for these individuals, the Company adopted the Tompkins Financial Corporation 2015 Defined Contribution Retirement Plan (the “2015 Contribution Plan”) effective August 1, 2015. Under the 2015 Contribution Plan, the Company provides contributions to accounts maintained for participating employees based on age and length of service.

In December 2021, the 2010 Contribution Plan and the 2015 Contribution Plan were merged into the 401(k) Plan; however, this merger did not impact benefit levels.

In addition, the Company is a party to non-qualified supplemental retirement plans with certain of its executive officers, including each of the Named Executive Officers. The original Supplemental Executive Retirement Plans (the “Original SERPs”) entered into with Messrs. Romaine, Fetsko and Boyce provided an annual retirement benefit equal to 75% of their final average earnings, less their benefit under the Pension Plan, less their social security benefit. Due to the Pension Freeze, Messrs. Romaine, Fetsko and Boyce ceased receiving accruals under the Pension Plan and the SERP formula no longer worked as the parties originally intended. Accordingly, in 2016, a one-time choice was offered to Messrs. Romaine, Fetsko, and Boyce to either (a) discontinue participation in the 2015 Contribution Plan and begin participation in a new defined benefit SERP (the “DB SERP”), or (b) continue participation in the 2015 Contribution Plan and begin participation in a new defined contribution SERP (the “DC SERP”), into which the Company would make any contributions in excess of the Code Section 415 Limit. Messrs. Romaine, Fetsko and Boyce elected to permanently and irrevocably opt-out of the 2015 Contribution Plan and to enter into the DB SERP with the Company.

Mr. McKenna participates in the 2015 Contribution Plan (now part of the 401(k) Plan) and is a participant in the DC SERP.

Mr. Gruber was not a participant in the Pension Plan and is not a participant in the 2015 Contribution Plan. Mr. Gruber participates in the 2010 Contribution Plan (now part of the 401(k) Plan) and is a participant in the DC SERP.

In 2016 the Company entered into Amended and Restated Supplemental Executive Retirement Plans (the “Amended SERPs”) with each of the Named Executive Officers, and in November 2019, the Company entered into Amendment No. 1 to the SERP with Mr. Romaine (the “CEO SERP Amendment”). The amendments effected by the Amended SERPs and the CEO SERP Amendment are described in the narrative following the “Pension Benefits” table, below.

The following table provides information with respect to each pension plan that provides for payments or other benefits at, following, or in connection with retirement. This includes a tax-qualified defined benefit plan and a supplemental executive retirement plan, but it does not include defined contribution plans (whether tax-qualified or not).

Pension Benefits

	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Stephen S. Romaine	Tompkins Financial Corporation Retirement Plan	14.58	639,011	—
	Amended and Restated Supplemental Executive Retirement Plan	27.83	7,023,350	—
	Amended and Restated New DB SERP	6.42	$228,522	—
	Total		7,890,883	—

Francis M. Fetsko	Tompkins Financial Corporation Retirement Plan	18.75	1,283,401	—
	Amended and Restated Supplemental Executive Retirement Plan	25.25	2,135,861	—
	Amended and Restated New DB SERP	6.42	$394,887	—
	Total		3,814,149	—

Scott L. Gruber	Tompkins Financial Corporation Retirement Plan	N/A	N/A	—
	Amended and Restated Supplemental Executive Retirement Plan	8.75	$1,516,988	—
	Total		1,516,988	—

David S. Boyce	Tompkins Financial Corporation Retirement Plan	14.25	552,092	—
	Amended and Restated Supplemental Executive Retirement Plan	33.00	2,045,933	—
	Amended and Restated New DB SERP	6.42	$272,551	—
	Total		2,870,576	—

John M. McKenna	Tompkins Financial Corporation Retirement Plan	6.25	200,882	—
	Amended and Restated Supplemental Executive Retirement Plan	7.00	$330,116	—
			530,998	—

(1)	Pension Plan service represents service with Tompkins Financial Corporation. This service was frozen effective July 31, 2015 due to the Pension Plan Freeze. SERP service represents service with Tompkins Financial Corporation and subsidiaries, and any entities acquired by Tompkins Financial Corporation. DB SERP service represents service with Tompkins Financial Corporation following the Pension Plan freeze effective July 31, 2015.

The present value of accumulated benefits shown in the Pension Benefits table above is based on benefits accrued as of December 31, 2021. The amounts reflect the method and assumptions used in calculating our pension liability under U.S. GAAP as of that date, except that (1) each participant is assumed to commence benefits on his normal retirement date, and (2) there is no assumed mortality prior to the benefit commencement date. For additional information regarding assumptions used in calculating the value of participant benefits under the Pension Plan and the SERPs, see Note 11 to the consolidated financial statements included in the Company’s 2021 Annual Report on Form 10-K.

The Pension Plan provides a monthly benefit payable at retirement. This benefit is determined by the accumulation of credits which are earned as the participant works for the Company. The credits earned for each plan year are based on the sum of the participant’s age and years of service at the beginning of that plan year. When a participant terminates employment or retires, the credits earned for all plan years are summed and multiplied by the “Average Final Earnings” under the Plan, and the result is then converted into a monthly annuity. This type of plan is often referred to as a “pension equity plan.”

“Average Final Earnings” is the average of the participant’s compensation over the five consecutive plan years out of the last ten which produce the highest average. “Compensation” generally consists of total W-2 earnings, less incentive bonuses, fringe benefits and compensation from stock option exercises, except in the case of Mr. Romaine, where, pursuant to the CEO SERP Amendment, for each year beginning with 2019, compensation will include 50% of any annual cash bonus paid to him on or before December 31 of that year. A participant is eligible for an unreduced benefit upon the attainment of his “Normal Retirement Date,” which is generally the first day of the month following his 65th birthday.

A participant’s retirement benefit is fully vested upon the completion of three years of service. Participants are eligible for a reduced benefit upon retirement prior to age 65 if they have attained age 55 and have 10 years of credited service. Messrs. Romaine, Fetsko, Boyce and McKenna are currently eligible for early retirement benefits under the Pension Plan.

Benefits under the Pension Plan are not subject to any reduction for Social Security benefits or other offset amounts. Benefits may be paid in certain alternative forms having actuarial equivalent values.

In addition to the Pension Plan, each of the Named Executive Officers receives retirement benefits under one or more SERP agreements with the Company, as follows:

●	Amended SERPs. For each of the Named Executive Officers other than Messrs. Gruber and McKenna, the Amended SERP provides each executive with supplemental retirement income upon the attainment of age 65 with at least 10 years of service. Executives are eligible for a reduced early retirement benefit upon the attainment of age 55 with at least 10 years of service. The benefit is further reduced by 5% for each year the executive officer’s service, as defined in the agreement, is less than 20 years. Messrs. Romaine and Fetsko are currently eligible for early retirement benefits under their Amended SERPs. The retirement benefit is payable monthly until the executive officer’s death and is subject to reduction depending upon the executive officer’s age as of the date of benefit commencement prior to age 65. The SERP benefit formula is 75% of the executive’s “Average Compensation,” minus the participant’s Pension Plan benefit had it not been frozen, minus his Social Security benefit. “Average Compensation” is the average of the executive officer’s five highest calendar years of base salary. For Mr. Gruber, the Amended SERP provides supplemental retirement income upon the attainment of age 65, with no eligibility for early retirement. Mr. Gruber’s SERP benefit formula is 25% of his “Average Compensation,” with no reduction for Pension Plan or Social Security benefits. “Average Compensation” is the average of his five highest calendar years of base salary. For Mr. McKenna, the Amended SERP provides supplemental retirement income upon the attainment of age 65, with eligibility for early retirement as of January 1, 2025. Mr. McKenna’s SERP benefit formula is 18% of his “Average Compensation,” with no reduction for Pension Plan or Social Security benefits. “Average Compensation” is the average of his five highest calendar years of base salary.

●	DB SERPs. For Messrs. Romaine, Fetsko, and Boyce, the DB SERP is equal to the benefit under the Pension Plan had it not been frozen in 2015, minus the frozen Pension Plan benefit. There is also an additional offset for the partial year contribution the executives received under the 2015 Contribution Plan for the 2015 plan year. The DB SERP is essentially an unsecured promise by the Company to provide executives with the benefit that would have been provided in the Pension Plan had it not been frozen. Because the DB SERP is intended to replace the Pension Plan accruals that were lost when the Pension Plan was frozen, New DB SERP provisions mirror those in the Pension Plan. Messrs. Romaine and Fetsko are currently eligible for early retirement benefits under their DB SERPs.

●	DC SERPs. For Messrs. Gruber and McKenna, the DC SERP benefit is equal to the portion of the 2010 Contribution Plan and 2015 Contribution Plan benefit, respectively, that would bring the total of all contributions to Company sponsored qualified defined contribution plans in excess of the Code Section 415 Limit. The DC SERP benefit equals the sum of the benefits under the Contribution Plans, ESOP profit sharing, and 401(k) Plan contribution and Company match, minus the Code Section 415 Limit. The DC SERP is essentially an unsecured promise by the Company to provide the executive with any Contribution Plan contributions that are limited by the Code Section 415 Limit. Contributions to the DC SERP are accumulated in an unfunded, interest-bearing deferred compensation account (the “DC SERP Account”). The Executive may elect to receive the DC SERP balance at retirement in one lump sum payment or in five or ten annual payments. Upon death, the balance of the DC SERP Account will be payable as a lump sum to his beneficiary.

Potential Payments upon Termination or Change in Control

The following is a summary of the death, disability, severance and change of control benefits for each Named Executive Officer:

Amended SERP

●	Disability Benefits. The Amended SERP provides a two-tiered disability structure. If the executive is unable to engage in any substantial gainful activity and this is expected to last for a continuous period of at least 12 months, the executive will separate from service with the Company; his years-of-service will be frozen as of the date of the disability, and he will begin receiving his retirement benefit under the Amended SERP at his social security normal retirement age. If the executive is unable to perform the duties of his job and this is expected to last for a continuous period of at least six months, and the executive separates from service with the Company, his years-of-service will be frozen as of the date of the disability, and he will begin receiving his retirement benefit under the Amended SERP at the later to occur of his attaining age 55 (and in Mr. McKenna’s case, age 59) or termination of employment.

●	Change in Control Vesting. In the event of a change in control, each Named Executive Officer will be deemed to have completed 20 years of service (and in Mr. McKenna’s case, 16 years of service) and will be 100% vested in the benefit payable under the Amended SERP.

●	Change in Control Severance Benefits. If, within two (2) years following a change in control, the executive officer is terminated, other than for cause, or if the executive officer resigns with Good Reason (described in more detail below), the executive officer is entitled for a period of three years to (a) payment of his compensation in effect immediately prior to the change in control, but subject to reduction by 20% to 100% depending on the executive officer’s age at the time of his termination, (b) the executive officer’s bonus and profit sharing compensation, which will be the average of the executive officer’s bonus and profit sharing compensation earned for the two most recently completed fiscal years of the Company and (c) continuation of all welfare benefits that he was participating in immediately prior to the change in control. Under the Amended SERP, a change in control generally includes: (i) an acquisition of more than 50% of the Company’s stock; (ii) the replacement of a majority of the Company’s Board of Directors during any 12-month; or (iii) the acquisition of more than 70% of the Company’s assets.

●	Non-Change of Control Severance Benefits. In addition, the Amended SERP with Mr. Romaine provides that if his employment is terminated without cause (other than upon a change of control, death or disability), then he is entitled to (a) payment of his base salary in effect immediately prior to his termination of employment and (b) participation, at his option, in the Company’s welfare benefits. These severance benefits are payable to Mr. Romaine for a period of 12 months.

●	Retirement Benefits. The Amended SERP further provides that if the executive’s employment is involuntarily terminated (other than for cause) at any time, or, for all executives other than Mr. Gruber, the executive voluntarily resigns after reaching age 55 and completing 10 years of service, but prior to his designated retirement age in his Amended SERP, he will be entitled to payment of his retirement benefits on his designated retirement date, or, in the event of his death, his spouse will be entitled to payment of the death benefits described in the Amended SERP. If the executive officer voluntarily terminates his employment before age 55 and completion of 10 years of service, or in Mr. Gruber’s case prior to age 65, other than because of death, disability or change of control, he will not be entitled to payment of any retirement benefits.

●	Death Benefits. If an executive has elected to receive a joint-and-survivor benefit, then, in the event of the executive’s death (i) after retirement, his spouse will be paid (monthly) 50% of the executive officer’s annual retirement benefit until the spouse’s death, and (ii) prior to retirement, his spouse will be paid (monthly) 50% of the vested portion of the executive officer’s annual retirement benefit until the spouse’s death, provided the spouse survives until the executive officer’s designated retirement age in the Amended SERP.

●	Definition of Good Reason. An executive will be deemed to have good reason to resign – and a resignation will be treated as an involuntary termination – in the event of (i) a material diminution in base compensation, authority, duties or responsibilities; (ii) a material change in job location; or (iii) a material breach by the Company or its successor of the Amended SERP or any other agreement between the Company and the executive.

●	Retirement Benefit Freeze & Plan Amendments. Under the Amended SERPs, the Committee may declare a Retirement Benefit Freeze and may amend, suspend or terminate the Amended SERPs at any time, so long as such action does not reduce a previously-accrued benefit. However, (a) a Retirement Benefit Freeze occurring before an executive is vested does not affect his ability to retain any benefit he had accrued through the date of the freeze, and (b) severance and change in control benefits are deemed accrued upon signing, and are not subject to amendment, suspension or termination without the executive’s consent, except as described above in connection with a Retirement Benefit Freeze.

●	Covenants. The Amended SERP requires that the executive sign a release in favor of the Company to avoid forfeiture of benefits and contain a mutual non-disparagement commitment between the Company and the executive. The Amended SERP confirms that the executive will forfeit all benefits thereunder if he is discharged for cause, or if, within two years following termination, he competes with the Company or solicits the Company’s customers or employees.

●	Cause. No benefits are payable under the Amended SERPs if the covered executive officer’s employment is terminated for cause, or if he competes with the Company

2019 Equity Incentive Plan. Upon termination or a change in control of the Company, our Named Executive Officers are also entitled to certain rights with respect to their equity awards. As described below, these rights may include acceleration of vesting, or additional time periods in which to exercise a vested award.

Under the 2019 Equity Incentive Plan, unvested or unexercisable awards are forfeited or terminated upon an awardee’s termination of employment. If the Named Executive Officer’s employment is terminated for any reason other than death, disability, retirement or “cause,” he would have the right to exercise the vested portion of his unexercised awards for up to three months following his termination date, as long as the award period does not otherwise expire during such three-month period. Upon a termination for “cause,” any equity awards (whether or not exercisable) will terminate immediately, and any unvested restricted stock awards will be forfeited. If a Named Executive Officer dies, any equity awards which are exercisable will continue to be exercisable at any time before the earlier of (i) one year following his death or (ii) the expiration date of the award. Similarly, if a Named Executive Officer’s termination is due to disability or retirement, his equity awards which are exercisable will continue to be exercisable at any time before the earlier of (i) one year following his termination of employment or (ii) the expiration date of the award.

The Committee has the authority to establish or amend the terms and conditions of each award, subject to certain limitations described in the 2019 Equity Incentive Plan. In 2016, the Committee authorized a program where the Committee, on a case-by-case basis, may agree, in its discretion, to amend existing award agreements with eligible retirees to accelerate vesting upon retirement, so long as (a) the Company does not exceed the Plan allowance of 5% of total Plan shares which may be awarded with less than a one-year vesting period, and (b) the retiree complies with certain restrictive covenants, including a non-solicitation covenant. Under this program, vesting of all outstanding equity awards granted to retirees who are selected for this program (which may include, but has not yet included, the Named Executive Officers) could be accelerated at the time the executive retires, with the accelerated award to pay out over the three years following the participant’s retirement. The following criteria must be met to be eligible for this accelerated vesting:

●	The participant must be in good standing with the Company at retirement and remain in good standing for the three-year period after retirement (including compliance with the applicable restrictive covenants);

●	The executive must be at least age 55 and have at least 10 years of service at retirement; and

●	The sum of age and years of service at retirement must equal or exceed 75.

This program may be altered or suspended by the Committee at any time, and the foregoing description is qualified entirely by reference to the specific terms and conditions of each award agreement, including any authorized amendments thereto.

Potential Payments Upon Change in Control as of December 31, 2021

	SERP Accumulated Annual Benefit prior to Change of Control	SERP Accumulated Annual Benefit after Change of Control	Increase in Benefit	Other Benefits: Payable each Year for 3 Years(1)
	($)	($)	($)	($)
Stephen S. Romaine	477,325	477,325	-	1,156,916
Francis M. Fetsko	144,191	144,191	-	644,174
Scott L. Gruber	84,540	84,540	-	541,971
David S. Boyce	148,329	148,329	-	496,440
John M. McKenna	23,668	54,097	30,429	431,400

(1)	If terminated by the Company without cause, or duties or compensation of the Named Executive Officer are significantly reduced due to change in control, the Named Executive Officer receives for a period of three years continuation of compensation (base pay plus average of bonus and profit sharing compensation for last two years) as well as all current employee welfare benefits. Compensation is reduced by a factor of 20% to 100% dependent upon the Named Executive Officer’s age at the time of termination.

In addition to the above, Named Executive Officers would be entitled to vesting of awards of options/SARs otherwise deemed “unexercisable” and awards of restricted stock otherwise deemed “not vested.” These values are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.

The table above shows the potential incremental value transfer to each Named Executive Officer under a change-in-control scenario as of December 31, 2021, the last business day of fiscal 2021. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s separation from the Company following an actual change-in-control transaction.

Compensation Upon Other Termination Events as of December 31, 2021

	Stephen S. Romaine	Francis M. Fetsko	Scott L. Gruber	David S. Boyce	John M. McKenna
	($)	($)	($)	($)	($)
Retirement(1)	—(1)	—1)	—(1)	—(1)	—(1)
Voluntary Resignation(1)	—(1)	—(1)	—(1)	—(1)	—(1)
Termination Without Cause(2)	769,098	—(2)	—(2)	—(2)	—(2)
Termination for Cause(3)	—(3)	—(3)	—(3)	—(3)	—(3)
Death(4)	3,048,000	1,788,000	1,560,000	1,428,000	710,000
Disability(5)	480,000	359,880	303,540	275,940	268,620

(1)	Pension Plan Benefits would be available to Messrs. Romaine, Fetsko, Boyce and McKenna upon Retirement or Voluntary Resignation as of 12/31/2021. Messrs. Romaine, Fetsko and Boyce are the only Named Executive Officers eligible to receive a benefit under the Amended SERP as of 12/31/2021 upon Retirement or Voluntary Resignation. The actuarial present value of the benefits payable under the Pension Plan and Amended SERP are disclosed in the Pension Benefits Table.

(2)	Pension Plan Benefits would be available to Messrs. Romaine, Fetsko, Boyce and McKenna upon Termination Without Cause which, for purposes of this table, includes a termination with good reason as of 12/31/2021. Messrs. Romaine, Fetsko and Boyce are the only Named Executive Officers eligible to receive a benefit under the Supplemental Executive Retirement Plan as of 12/31/2021 upon Termination Without Cause. For Mr. Romaine, the amount shown represents 12 months base salary plus the value of 12 months of welfare benefits. The actuarial present value of the benefits payable under the Pension Plan and Amended SERP are disclosed in the Pension Benefits Table.

(3)	This section shows amounts payable immediately upon Termination for Cause as of 12/31/2021 under the Pension Plan. No Amended SERP benefits are payable to the Named Executive Officers if they are Terminated for Cause. Pension Plan Benefits would be available to Messrs. Romaine, Fetsko Boyce and McKenna upon Termination for Cause as of 12/31/2021. The actuarial present values of the benefits payable under the Pension Plan are disclosed in the Pension Benefits Table.

(4)	This section shows amounts payable immediately upon death as of 12/31/2021 under Bank Owned Life Insurance and/or Group Term Life Insurance and Death Benefit Obligation agreements. In addition to the amounts shown, the surviving spouse upon death would receive an annuity death benefit from the Pension Plan payable immediately and Supplemental Executive Retirement Plan payable as early as the date the executive would have attained retirement age as defined under the SERP. The actuarial present value of the benefits payable to the surviving spouse is less than half of the actuarial present values disclosed in the Pension Benefits table.

(5)	This section shows annual amounts payable upon disability as of 12/31/2021 under the Long-Term Disability Plan and Executive Individual Disability Insurance. Executive Individual Disability Insurance was written in 2021 to provide additional income that is more in line with Total Compensation in the event an Executive becomes Disabled.

Deferred Compensation Plan for Selected Officers

The Company maintains a nonqualified deferred compensation plan for a select group of officers, including the Named Executive Officers. This plan allows participating employees to defer receipt of all or a portion of bonuses, excess awards under the Company’s 401(k) plan, and profit-sharing payments otherwise payable to them until a future date. Amounts deferred under the deferred compensation plan on the part of the Named Executive Officers are included as “Bonus” or “All Other Compensation,” as applicable, in the Summary Compensation Table above.

The bonuses listed in the Summary Compensation Table are reported for the year in which they were earned. The payment for said bonuses (and the related deferral, if applicable) is made in the following year. If the Named Executive Officer elects to defer a bonus or profit-sharing payment, the amount credited to his account under the deferred compensation plan is the net amount after Social Security and Medicare are withheld.

Amounts deferred by participating officers are credited to a bookkeeping account maintained for each officer. Such amounts then accrue interest on a quarterly basis, at a rate equal to the higher of either the highest yielding Treasury constant maturity bond for that calendar year, as reported in the Federal Reserve Statistical Release, or the prime rate, as published in The Wall Street Journal on the first business day of that calendar year. During 2021, interest accrued under the deferred compensation plan at the prime rate, 3.25%. Earnings reported in the table below are not considered “above-market” or “preferential” under applicable SEC rules and therefore are not reported in the Summary Compensation Table.

At the time an officer elects to participate in the deferred compensation plan, he also selects a deferral payment date, on which payments under the plan will commence. Payments will be either in a lump sum or in the number of annual installments specified by the officer at the time he selects the deferral payment date. The deferral payment date must occur no earlier than the calendar year after the officer’s 60th birthday, and no later than the calendar year after the officer’s 65th birthday.

An officer may terminate his election to defer payments under the deferred compensation plan. Any such election is effective on the last day of the calendar year in which the election was made.

All payments under the deferred compensation plan are made in cash. Upon the death of a participant in the deferred compensation plan, any remaining balance in his account will be paid in a lump sum to his estate or designated beneficiaries. A participating officer may, under certain circumstances specified in the deferred compensation plan, be entitled to a hardship distribution of all or any portion of his account.

2021 Non-Qualified Deferred Compensation

	Plan Type	Executive Contributions in Last FY (5)	Registrant Contributions in Last FY (6)	Aggregate Earnings in Last FY	Aggregate withdrawals / Distributions	Aggregate Balance at Last FYE

		($)	($)	($)	($)	($)
Stephen S. Romaine	N/A	—	—	-—	—	-—
Francis M. Fetsko(1)	Deferred Compensation	25,457	—	10,739	—	340,746
Scott L. Gruber(2)	DC SERP	-—	—	66	—	2,084
David S. Boyce(3)	Deferred Compensation	25,725	—	12,649	—	400,630
John M. McKenna(4)	DC SERP	—	3,770	837	—	27,011

(1)	Mr. Fetsko has elected to defer 15% of his bonus and profit sharing payment, which is the amount included in the “Executive Contributions in the Last Fiscal Year.” The aggregate balance column includes deferrals since Mr. Fetsko’s election to participate in the plan in 2002.

(2)	The aggregate balance includes aggregate contributions and earnings since Mr. Gruber’s election to participate in the plan in 2018.

(3)	Mr. Boyce has elected to defer 25% of his bonus, which is the amount included in the “Executive Contributions in the Last Fiscal Year.” The aggregate balance includes deferrals since Mr. Boyce’s election to participate in the plan in 2003.

(4)	McKenna’s DC SERP benefit is included in the “Registrant Contributions in Last Fiscal Year.” The aggregate balance includes his DC SERP benefit for 2021.

(5)	All executive contributions shown in this column are included in the “Bonus” or “All Other Compensation” columns of the Summary Compensation Table, above.

(6)	All registrant contributions shown in this column are included in the “All Other Compensation” column of the Summary Compensation Table, above.

CEO Pay Ratio

We determined that the 2021 median annual total compensation of all of our employees (other than Mr. Romaine, our CEO) was $66,087. The 2021 annual total compensation of Mr. Romaine was $ 2,180,714; and the ratio of these amounts was 33:1.

As of December 31, 2020, the date we selected to identify our median employee, our total employee population consisted of 1,085 employees, all of whom work in the United States. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (CACM) equal to the method used to determine the 2020 total compensation as reported in the Summary Compensation Table on page 24. Further, we annualized pay for those full-time and part-time employees who were not employed for a full year in 2020.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on a non-binding, advisory basis, the compensation paid to our Named Executive Officers (NEOs) as described in this Proxy Statement in accordance with the SEC’s rules. This Proposal is commonly known as “Say on Pay.” Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the compensation paid to Tompkins Financial Corporation’s Named Executive Officers (NEOs), as disclosed pursuant to the compensation disclosure rules of the Securities Exchange Commission in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation Tables, and narrative discussion) is hereby APPROVED.”

As discussed in the “Compensation Discussion and Analysis,” we believe that our executive compensation program is effective and appropriate, and that the 2021 compensation packages for our executive officers are reasonable and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver desired financial and strategic results, with a focus on long-term value creation rather than short-term, market-driven measures. We provide performance equity grants for certain of our named executive officers, which will vest based on the specific performance goals described in this Proxy Statement on page 22. Through time-based equity grants with a five-year vesting period, we also align the interests of our executives with our shareholders and the long-term goals of the Company. The Board and the Committee maintain full discretion over the variable components of our compensation program; this practice reduces the executive’s incentive to take risks which are misaligned with the Board-approved risk appetite and long-term strategic goals. We believe that the fiscal year 2021 compensation of our NEOs was appropriate and aligned with Company results, and that it will facilitate the Company’s growth in future years.

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, our Board of Directors and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation decisions as it deems appropriate.

Following the 2017 Annual Meeting of Shareholders, the Board of Directors determined to hold a Say on Pay vote every year until the next vote on the frequency of Say on Pay votes, which is scheduled to take place in 2023. Accordingly, the next Say on Pay vote is scheduled to take place in 2023.

Vote Required and Recommendation

Shareholders may vote “for,” “against,” or “abstain” on Proposal No. 2. The affirmative vote of a majority of the votes cast on the Proposal is required for approval of this Proposal. Abstentions and broker non-votes will not constitute or be counted as votes cast for purposes of this Proposal, and therefore will have no impact on the outcome of this Proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (NEOs) AS DESCRIBED IN THIS PROXY STATEMENT. SHARES OF COMMON STOCK COVERED BY EXECUTED PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 2, UNLESS THE SHAREHOLDER SPECIFIES A DIFFERENT CHOICE.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, KPMG LLP, AS INDEPENDENT AUDITOR

The Audit/Examining Committee of the Board has appointed the independent registered public accounting firm, KPMG LLP (“KPMG”), as the Company’s independent auditor for the fiscal year ending December 31, 2022. Although our Bylaws do not require the submission of the selection of the independent auditor to our shareholders for approval, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit/Examining Committee. Neither the Audit/Examining Committee nor the Board will be bound by the shareholders’ vote at the meeting but may take the shareholders’ vote into account in future determinations regarding the retention of the Company’s independent auditor.

Vote Required and Recommendation

Shareholders may vote “for,” “against,” or “abstain” on Proposal No. 3. The affirmative vote of a majority of the votes cast on the Proposal is required for approval of this Proposal. Abstentions will not constitute or be counted as votes cast for purposes of this Proposal, and therefore will have no impact on the outcome of this Proposal. Brokers, banks and other nominees will have discretionary authority to vote on this Proposal. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, KPMG LLP, AS THE INDEPENDENT AUDITOR OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022. SHARES OF COMMON STOCK COVERED BY EXECUTED PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 3, UNLESS THE SHAREHOLDER SPECIFIES A DIFFERENT CHOICE.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s capital stock. Officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

DELINQUENT SECTION 16(a) REPORTS

To the Company’s knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2021 all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% shareholders were satisfied in a timely manner, except that each of the following reporting persons filed a Form 4 on November 29, 2021 disclosing late reports: Messrs. Boyce, Fetsko, Hartz, and Romaine, and Ms. Valenti. The late reports disclosed the number of shares withheld to satisfy the reporting person’s tax withholding obligations related to the vesting of restricted stock. The transactions were not timely reported due to an extended outage of the Company’s third-party filing agent which caused an inability to access the reporting person’s encrypted filing codes.

TRANSACTIONS WITH RELATED PERSONS

Certain Directors and executive officers of the Company, members of their immediate families and companies or firms with which they are associated, were customers of, or had other transactions with, the Company or its wholly-owned subsidiaries in the ordinary course of business during fiscal 2021. Any and all loans and commitments to lend to such individuals were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2021, the balance of all such loans was $30,514,781 and committed unadvanced balances totaled $8,885,674. None of the loans outstanding to directors or executive officers of the Company, or members of their immediate families or companies or firms with which they are associated, were nonperforming at December 31, 2021.

The Board maintains a written policy governing the procedures by which the Company and any of its subsidiaries may enter into transactions with related parties (the “Policy”). The Policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or any if its subsidiaries is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or beneficial owner of less than 10 percent of another entity). A “Related Party” is any (a) person who is or was an executive officer of the Company during the prior 12 months, a Director of the Company or a nominee for election as a director of the Company, (b) greater than 5 percent beneficial owner of the Company’s common stock, or (c) immediate family member of any of the foregoing. The Company’s Nominating and Corporate Governance Committee is apprised of any potential Interested Transaction, and this Committee is charged with evaluating and approving, as appropriate, any such transactions. The Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. In its implementation of the Policy, the Committee also has reviewed certain types of Interested Transactions and has established standing pre-approval for these types of transactions, subject in all cases to compliance with applicable regulations of the SEC, federal and state bank regulatory authorities, and other regulatory agencies. Examples of pre-approved transactions include executive compensation (so long as it is approved by the Compensation Committee, properly disclosed in our proxy statement or other required regulatory filings, and the executive in question is not an immediate family member of another executive officer or a Director); Director compensation (so long as it is properly disclosed in our proxy statement or other regulatory filings); and transactions which involve payments to our shareholders on a pro-rata basis (e.g., dividends). In addition, the provision of certain banking services to a Related Party have been pre-approved, as follows: (a) services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (b) any extension of credit to a Related Party which is reviewed and approved by the Board of Directors of a subsidiary in accordance with Federal Reserve Board Regulation “O,” or (c) an extension of credit made by a banking subsidiary to a Related Party who is not subject to Regulation “O” when the extension of credit is made (i) in the ordinary course of business, (ii) on substantially the same terms (including interest rates and collateral) as are prevailing at the time for comparable transactions with persons not related to the Company, and (iii) does not involve more than the normal risk of collectability or present other unfavorable features.

Director Michael Spain’s brother, William D. Spain, Jr. is a 50% owner of the law firm of Spain & Spain, PC. During 2021, the Company, through its subsidiary, Tompkins Mahopac Bank, paid $221,191.35 in legal fees to Spain & Spain, PC.

Of this amount, $48,441.35 was paid for litigation fees. An additional amount of $172,750 was paid for mortgage closing services, the cost of which was reimbursed by the borrowers in connection with the mortgage closings.

REPORT OF THE AUDIT/EXAMINING COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that it be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit/Examining Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Audit/Examining Committee is composed of five non-employee Directors, all of whom are “Independent Directors” under Section 803 of the NYSE American Company Guide and Rule 10A-3 under the Exchange Act.

The Audit/Examining Committee operates under a written charter approved by the Board. The Audit/Examining Committee’s primary duties and responsibilities are: to oversee the Company’s accounting and financial reporting process and the audit of the Company’s financial statements and to monitor the integrity of the Company’s financial statements; to monitor the independence and qualifications of the Company’s independent auditor; to monitor the performance of the Company’s independent auditor and internal auditing department; to provide an avenue of communication among the Company’s independent auditor, management, the internal auditing department, and the Board of Directors; and to monitor compliance by the Company with legal and regulatory requirements. The Audit/Examining Committee is also directly responsible for the appointment, evaluation, and compensation of the Company’s independent auditor and that of the Company’s Director of Internal Audit.

The Audit/Examining Committee reports to the Board on a quarterly basis. The Audit/Examining Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. During the meetings, the Audit/Examining Committee periodically assessed and discussed with management the Company’s significant business risk exposures. Throughout the course of the year, the Committee reviewed results of internal audits performed, which audits evaluated the effectiveness of the Company’s internal controls over financial reporting. These reviews of internal audits are conducted in addition to the Committee’s annual review with the Company’s independent auditors, described below. The Audit/Examining Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.

The Audit/Examining Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. It has direct access to the independent auditors and to any employee or officer of the Company it deems necessary. The Audit/Examining Committee has the ability to retain, at the Company’s expense and at compensation it deems appropriate, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the Company’s internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB).

In connection with its responsibilities, the Audit/Examining Committee reviewed and discussed with management and with KPMG the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2021. The Audit/Examining Committee also discussed with KPMG the firm’s assessment of the Corporation’s internal controls and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit/Examining Committee also received and discussed the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with KPMG LLP its independence. The Audit/Examining Committee also discussed with the Company’s Director of Internal Audit the Corporation’s internal controls framework and the assurance of tested controls.

Based upon the Audit/Examining Committee’s discussions with management, the Company’s Director of Internal Audit, and KPMG and the Audit/Examining Committee’s review of the information described in the preceding paragraph, the Audit/Examining Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Members of the Audit/Examining Committee:

Paul J. Battaglia, Chair

James W. Fulmer

Frank C. Milewski

Ita M. Rahilly

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Examining Committee has appointed KPMG to continue as the Company’s independent registered public accounting firm engaged for the purpose of auditing the consolidated financial statements of the Company for the fiscal year ending December 31, 2022. A representative of KPMG is expected to attend the Annual Meeting and will have an opportunity to make statements and respond to appropriate questions from shareholders.

Audit and Non-Audit Fees

KPMG, a registered public accounting firm, is engaged as the Company’s independent auditor. The following table sets forth the aggregate audit fees billed to the Company for the fiscal years ended December 31, 2021 and December 31, 2020 by KPMG.

	2021		2020
Audit Fees	$715,000		$884,500	(1)
Audit-Related Fees	$6,000	(2)	$6,000	(2)
Tax Fees	0		0
Other Fees:	0		0

(1)	2020 Audit fees include non-recurring fees related to CECL implementation, COVID-19 and CARES Act related matters, and other incremental Audit activities of approximately $200,000.

(2)	Audit related fees include fees in connection with consents for SEC filings.

Audit Fees: These are fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the consolidated financial statements included in the Company’s periodic reports under the Exchange Act, and for services that would normally be provided by the Company’s auditor in connection with statutory and regulatory filings or engagements for the periods covered. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees: These include fees for assurance and related services provided by the independent auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” All fees billed by KPMG for services related to the audit or review of the Company’s financial statements are reported as “Audit Fees” above.

Tax Fees: These are fees for professional services rendered regarding tax compliance, tax advice or tax planning. More specifically, these include fees billed for tax return preparation, quarterly estimates, tax planning, and tax related research.

All Other Fees: These are fees for all other products and services provided by the independent auditor that do not fall within the previous categories.

The Company’s principal independent auditor, KPMG, did not perform any services other than financial audit services and audit-related services described above during fiscal 2021 and 2020.

Audit/Examining Committee Pre-Approval Policy

The Audit/Examining Committee pre-approves all audit services and permitted non-audit services (including the fees and terms of such services) to be provided to the Company by its independent auditor, other than non-audit services falling within the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit/Examining Committee prior to the completion of the audit. The Audit/Examining Committee may delegate to one or more designated members of the Audit/Examining Committee the authority to grant pre-approvals of audit services and permitted non-audit services, provided that decisions of such designated member(s) to pre-approve one or more such services shall be reported to the full Audit/Examining Committee at its next scheduled meeting.

All audit services provided by KPMG, the independent registered public accounting firm engaged for the purpose of auditing the consolidated financial statements of the Company for fiscal 2021 and fiscal 2020, were pre-approved by the Company’s Audit/Examining Committee.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2023 Annual Meeting and that shareholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company no later than November 28, 2022, which is 120 calendar days prior to the anniversary of the availability of this Proxy Statement, and must be in compliance with SEC Rule 14a-8 in order to be considered for possible inclusion in the Proxy Statement and Form of Proxy for that meeting.

OTHER ANNUAL MEETING BUSINESS

Under the Company’s Bylaws, in order for a matter to be deemed properly presented at the 2023 Annual Meeting outside of the Rule 14a-8 process described above, notice must be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company no later than the close of business on November 28, 2022 (120 calendar days prior to the anniversary of the Company’s mailing of this Proxy Statement). The shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before the annual meeting (a) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (c) the number of shares of the Company that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any personal or other material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. In addition, a shareholder seeking to submit such business at an annual meeting shall promptly provide any other information reasonably requested by the Company. If a shareholder gives notice of such a proposal after the Bylaw deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting. SEC rules permit the proxy holders to vote in their discretion in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

FORM 10-K

A copy of the Company’s Annual Report on Form 10-K filed with the SEC is available without charge at our website (http://www.tompkinsfinancial.com) or by writing to: Tompkins Financial Corporation, ATTN: Francis M. Fetsko, Executive Vice President & Chief Financial Officer, P.O. Box 460, Ithaca, New York 14851. In addition, the Annual Report on Form 10-K (with exhibits) is available at the SEC’s Internet site (http://www.sec.gov).

OTHER MATTERS

The Company’s Board of Directors knows of no business to be presented for shareholder action at the Company’s Annual Meeting other than the election of Directors, the advisory approval of the compensation paid to the Company’s Named Executive Officers, and the ratification of the appointment of the independent registered public accounting firm, KPMG LLP, as the Company’s independent auditor for the fiscal year ending December 31, 2022. If any additional matters should be presented, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons acting under the proxy.

HOUSEHOLDING

The SEC permits companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials (including the Notice of Internet Availability or, as applicable, paper copies of proxy statements and annual reports) to shareholders with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability or, as applicable, a single copy of the proxy statement and annual reports, addressed to those shareholders. As permitted by the Exchange Act, only one copy of the Notice of Internet Availability is being delivered to shareholders residing at the same address, unless shareholders have notified the Company of their desire to receive multiple copies of the Notice of Internet Availability or, as applicable, paper copies of proxy statements and annual reports. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders, reduces environmental impact, and creates cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability or, as applicable, paper copies of proxy statements and annual reports, or if you are receiving multiple copies of this Proxy Statement and wish to receive only one, please contact the Investor Relations Department of the Company, P.O. Box 460, Ithaca, NY 14851; 1-607-273-3210. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability or, as applicable, paper copies of proxy statements and annual reports, to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies from the Company should be directed to:

Tompkins Financial Corporation

P.O. Box 460

Ithaca, NY 14851

(607) 273-3210

Attention: Cynthia M. Manuele, Deputy Corporate Secretary

If you are a beneficial shareholder and you share an address with other beneficial, your broker, bank, or nominee is permitted to deliver a single copy of the proxy materials and to your address, unless you otherwise request separate copies.

Dated: March 28, 2022	By Order of the Board of Directors,

Deputy Corporate Secretary

P.O. Box 460, Ithaca, New York 14851

(607) 273-3210

www.tompkinsfinancial.com

TOMPKINS FINANCIAL CORPORATION C/O CINDY M. MANUELE 118 EAST SENECA ST P.O. BOX 460 ITHACA, NY 14851

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on May 9, 2022 for shares held directly and by 6:00 a.m. Eastern Daylight Time on May 6, 2022 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/TMP2022

You may attend the meeting via the Internet or in person and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on May 9, 2022 for shares held directly and by 6:00 a.m. Eastern Daylight Time on May 6, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D02742-Z76723	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TOMPKINS FINANCIAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” all Nominees listed under Proposal 1 below, and “FOR” Proposals 2 and 3.		☐	☐	☐

1.	Election of thirteen (13) directors for a term of one year:

NOMINEES:

	01) John E. Alexander	08) Thomas R. Rochon
	02) Paul J. Battaglia	09) Stephen S. Romaine
	03) Daniel J. Fessenden	10) Michael H. Spain
	04) James W. Fulmer	11) Jennifer R. Tegan
	05) Patricia A. Johnson	12) Alfred J. Weber
	06) Frank C. Milewski	13) Craig Yunker
07) Ita M. Rahilly

							For	Against	Abstain

2.	Advisory approval of the compensation paid to the Company’s Named Executive Officers.						☐	☐	☐

3.	Ratify the appointment of the independent registered public accounting firm, KPMG LLP, as the Company’s independent auditor for the fiscal year ending December 31, 2022.						☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the meeting, including adjournment of the meeting and any other matters incident to the conduct of the meeting. The proxy, when properly executed and returned to Tompkins, will be voted as directed, but if no direction is given it will be voted “FOR” the nominees listed in Item 1 and “FOR” the proposals set forth in Items 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
SHAREHOLDER MEETING TO BE HELD ON MAY 10, 2022:

The Notice of Meeting/Proxy Statement, Corporate Report, and Form 10-K are available at
www.proxyvote.com.

D02743-Z76723

PROXY/VOTING INSTRUCTION CARD THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TOMPKINS FINANCIAL CORPORATION FOR THE ANNUAL SHAREHOLDER MEETING ON TUESDAY, MAY 10, 2022

The undersigned shareholder of TOMPKINS FINANCIAL CORPORATION (the “Company”) hereby constitutes and appoints Francis M. Fetsko and Cynthia M. Manuele, and each of them, as agent and proxy of the undersigned, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of Common Stock of the Company standing in his or her name on the books of the Company and that the undersigned is entitled to vote at the Annual Shareholder Meeting to be held in person and virtually at www.virtualshareholdermeeting.com/TMP2022 at 5:30 p.m. Eastern Daylight Time on Tuesday, May 10, 2022, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present. You may attend the meeting in person at the Company’s headquarters building, 118 E. Seneca Street, Ithaca, NY 14850. You must register your planned in-person attendance at least five (5) business days prior to the meeting. Instructions for registering are located on the cover of our Proxy Statement.

THE UNDERSIGNED HEREBY INSTRUCTS THE SAID PROXIES TO VOTE IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE. IF NO INSTRUCTION IS GIVEN ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE; “FOR” ADVISORY APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, KPMG LLP, AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022. THE PROXIES WILL VOTE IN THEIR DISCRETION WITH RESPECT TO SUCH OTHER MATTERS (INCLUDING MATTERS INCIDENT TO THE CONDUCT OF THE MEETING), AS MAY PROPERLY COME BEFORE THE MEETING.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated March 28, 2022 relating to the Annual Shareholder Meeting to be held May 10, 2022. (Signature on the reverse side is required.)

(Continued and to be marked, signed and dated on reverse side.)